Filed pursuant to Rule 424(b)(5)

Registration Statement No. 333-175901

PROSPECTUS SUPPLEMENT

(to Prospectus dated September 9, 2011)

2,000,000 7.75% Series A Cumulative Redeemable Preferred Shares

2,000,000 8.375% Series B Cumulative Redeemable Preferred Shares

2,000,000 8.875% Series C Cumulative Redeemable Preferred Shares

We have entered into a sales agreement with MLV & Co. LLC, or MLV, relating to our:

•	7.75% Series A cumulative redeemable preferred shares of beneficial interest (liquidation preference of $25.00 per share), which we refer to as our Series A preferred shares;

•	8.375% Series B cumulative redeemable preferred shares of beneficial interest (liquidation preference of $25.00 per share), which we refer to as our Series B preferred shares; and

•	8.875% Series C cumulative redeemable preferred shares of beneficial interest (liquidation preference of $25.00 per share), which we refer to as our Series C preferred shares;

in each case offered by this prospectus supplement and the accompanying prospectus. We refer to the Series A preferred shares, Series B preferred shares and Series C preferred shares offered under this prospectus supplement and the accompanying prospectus collectively as the offered preferred shares. In accordance with the terms of the sales agreement, we may offer and sell up to 2,000,000 Series A preferred shares, up to 2,000,000 Series B preferred shares, and up to 2,000,000 Series C preferred shares, from time to time through MLV, as our agent for the offer, in such amounts as we may specify by notice to MLV.

Our Series A preferred shares are listed on the New York Stock Exchange, or NYSE, under the symbol “RAS-PrA.” On May 18, 2012, there were 2,760,000 Series A preferred shares outstanding and the last reported sale price of our Series A preferred shares was $20.88 per share.

Our Series B preferred shares are listed on the NYSE under the symbol “RAS-PrB.” On May 18, 2012, there were 2,258,300 Series B preferred shares outstanding and the last reported sale price of our Series B preferred shares was $21.84 per share.

Our Series C preferred shares are listed on the NYSE under the symbol “RAS-PrC.” On May 18, 2012, there were 1,600,000 Series C preferred shares outstanding and the last reported sale price of our Series C preferred shares was $22.81 per share. During any period of time that both (i) the Series C preferred shares are not listed on the NYSE, the NYSE Amex Equities, or NYSE Amex, or the NASDAQ Stock Market, or NASDAQ, and (ii) we are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, but Series C preferred shares are outstanding, the holders of the Series C preferred shares will be entitled to receive cumulative preferential cash distributions on the Series C preferred shares at a yearly rate of 9.875% of the $25.00 per share liquidation preference (equivalent to the fixed annual amount of $2.46875 per year per share).

We will pay cumulative dividends on the offered preferred shares quarterly in arrears on March 31, June 30, September 30 and December 31 of each year or, if not a business day, the next succeeding business day. After any offered preferred share is issued, the amount of the first dividend payable on the dividend payment date next succeeding the date of issuance will be calculated from the date that share was issued. As a result, the first dividend may be for less than a full quarter and pro rated accordingly.

We may, at our option, redeem the Series A preferred shares and the Series B preferred shares, in whole or in part, at any time and from time to time, for cash at $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. If at any time both (i) the Series C preferred shares cease to be listed on the NYSE, the NYSE Amex or NASDAQ, and (ii) we cease to be subject to the reporting requirements of the Exchange Act, but Series C preferred shares are outstanding, we will have the option to redeem the Series C preferred shares, in whole but not in part, within 90 days of the date upon which both the Series C preferred shares cease to be listed and we cease to be subject to such reporting requirements, for cash at $25.00 per share, plus accumulated and any dividends to, but not including, redemption date. Except as described above, we may not redeem the Series C preferred shares before July 5, 2012, except to preserve our tax status as a real estate investment trust. On or after July 5, 2012, we may, at our option, redeem the Series C preferred shares, in whole or in part, at any time and from time to time, for cash at $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date.

The offered preferred shares have no stated maturity date, will not be subject to any sinking fund or mandatory redemption provisions, except in certain circumstances to preserve our qualification as a real estate investment trust for federal income tax purposes and will not be convertible into any of our other securities. Holders of the offered preferred shares will generally have no voting rights, unless we fail to pay dividends for six or more quarters, and except in connection with certain amendments to our declaration of trust and other specified events.

Subject to certain exceptions, no person may own, directly or indirectly, more than 9.8% of the number of outstanding Series A preferred shares, Series B preferred shares or Series C preferred shares. See “Description of Offered Preferred Shares—Restrictions on Ownership and Transfer” in the accompanying prospectus.

Sales of offered preferred shares, if any, under this prospectus supplement and the accompanying prospectus may be made by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including without limitation sales made directly on the NYSE, on any other existing trading market for the offered preferred shares or to or through a market maker. With our prior consent, MLV may also sell offered preferred shares by any other method permitted by law and consistent with NYSE rules.

Subject to the terms and conditions of the sales agreement with MLV, MLV is not required to sell any specific number or dollar amount of the shares as to which we have given notice to MLV that we wish to sell, but will use its commercially reasonable efforts, consistent with its normal trading and sales practices, to sell the shares offered by this prospectus supplement. Such sales will be at market prices prevailing at the time of the sale. There is no specific date on which the offering will end; there are no minimum purchase requirements; and there are no arrangements to place the proceeds of the offering in an escrow, trust or similar account. MLV will be entitled to compensation of up to 3% of all gross proceeds from the sales of any offered preferred shares sold pursuant to the sales agreement. In connection with the sale of the offered preferred shares on our behalf, MLV may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of MLV may be deemed to be underwriting commissions or discounts.

The net proceeds we receive from the sale of the offered preferred shares to which this prospectus supplement relates will be the gross proceeds received from such sales less the commissions or discounts and any other expenses we may incur in issuing the offered preferred shares. See “Use of Proceeds” and “Plan of Distribution” for further information.

Investing in the offered preferred shares involves risks. Before buying any shares, you should carefully consider the information described under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement, page 7 of the accompanying prospectus and page 11 of our Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference into this prospectus supplement and the accompanying prospectus, and in our periodic reports and other information that we file from time to time with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 21, 2012

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the offered preferred shares, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information and disclosure. When we refer only to the prospectus, we are referring to both parts combined.

If there is any inconsistency between information in or incorporated by reference into the accompanying prospectus and information in or incorporated by reference into this prospectus supplement, you should rely only on the information contained in or incorporated by reference into this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the offered preferred shares and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Where You Can Find More Information” in the accompanying prospectus before investing in the offered preferred shares.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLV is not, making an offer to sell these securities in any jurisdiction where the offer or sale thereof is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These statements may be made directly in this prospectus supplement or the accompanying prospectus or they may also be incorporated by reference in this prospectus supplement or the accompanying prospectus from other documents filed with the Securities and Exchange Commission, or the SEC, and include, but are not limited to, statements about future financial and operating results and performance, statements about our plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The risk factors discussed in this prospectus supplement and the accompanying prospectus and those discussed and identified in our Annual Report on Form 10-K for the year ended December 31, 2011 and our other public filings with the SEC, which we incorporate by reference in this prospectus supplement and the accompanying prospectus, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the dates, respectively, of this prospectus supplement, the accompanying prospectus and our other public filings incorporated by reference in this prospectus supplement and the accompanying prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirely by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. It may not contain all of the information that is important to you. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the risks set forth under the caption “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as the risks set forth under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and the information set forth under the caption “Where You Can Find More Information” in the accompanying prospectus before deciding to invest in any offered preferred shares.

Unless otherwise noted or unless the context otherwise requires, all references in this prospectus supplement and the accompanying prospectus to “we,” “us” or “our” means RAIT Financial Trust and its subsidiaries.

Our Company

We are a vertically integrated commercial real estate company with a commercial real estate focused platform capable of originating primarily first mortgage bridge and mezzanine loans, commercial real estate loans, and CMBS eligible loans, acquiring commercial real estate properties and investing in, managing, servicing and advising on commercial real estate-related assets. We offer a comprehensive set of debt financing options to the commercial real estate industry along with asset and property management services. We have recently expanded our platform to include sponsoring non-traded real estate investment trusts. We also own and manage a portfolio of commercial real estate properties and manage real estate-related assets for third parties. We are a self-managed and self-advised Maryland real estate investment trust, formed in August 1997, that commenced operations in January 1998.

Corporate Information

Our offices are located at Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104 and our telephone number is (215) 243-9000. Our web address is http://www.raitft.com. We do not incorporate by reference into this prospectus supplement or the accompanying prospectus any material from our website, which should not be considered part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Issuer	RAIT Financial Trust

Securities Offered By Us	Up to 2,000,000 Series A preferred shares, which are a further issuance of, form a single series with and have the same terms as our outstanding Series A preferred shares.

Up to 2,000,000 Series B preferred shares, which are a further issuance of, form a single series with and have the same terms as our outstanding Series B preferred shares.

Up to 2,000,000 Series C preferred shares, which are a further issuance of, form a single series with and have the same terms as our outstanding Series C preferred shares.

Manner of Offering	Commercially reasonable efforts, “at-the-market” offering that may be made from time to time through MLV as our agent. MLV is not required to sell any specific number or dollar amount of the offered preferred shares, but has agreed to make all sales using commercially reasonable efforts consistent with its normal trading and sales practices on mutually agreed terms between MLV and us. See “Plan of Distribution” on page S-9.

Use of Proceeds	We intend to use the net proceeds of this offering to make investments relating to our business and for general trust purposes.

Risk Factors	Investing in our securities involves a high degree of risk. Risks associated with an investment in the offered preferred shares are described under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement, page 7 of the accompanying prospectus and page 11 of our Annual Report on Form 10-K for the year ended December 31, 2011.

Series A Preferred Shares

Series A Preferred Shares to Be Outstanding After This Offering	4,760,000 Series A preferred shares, assuming the sale of all of the Series A preferred shares offered hereby.

Dividends and Payment Dates	Investors are entitled to receive cumulative cash dividends on the Series A preferred shares at a rate of 7.75% per year of the $25.00 per share liquidation preference (equivalent to the fixed annual amount of $1.9375 per year per share) from and including the date of issuance. Dividends are payable quarterly in arrears on March 31, June 30, September 30 and December 31 or, if not a business day, the next succeeding business day. Dividends are cumulative from and including the date of issuance. The amount of the dividend payable on the first dividend payment date following the date of issuance may be for less than a full quarter and pro rated accordingly.

Liquidation Preference	If we liquidate, dissolve or wind up, holders of the Series A preferred shares then outstanding will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends (whether or not authorized and declared) to, but not including, the date of payment, before any payments are made to the holders of our common shares and the holders of any other equity securities that rank junior to the Series A preferred shares as to liquidation rights.

Maturity and Redemption	The Series A preferred shares have no stated maturity date and are not subject to any sinking fund or mandatory redemption provisions except as provided under Article VII of our declaration of trust relating to our right to purchase shares transferred in violation of the REIT ownership limitation provisions in our declaration of trust. We may, at our option, redeem the Series A preferred shares, in whole or part, at any time and from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. Any partial redemption generally will be on a pro rata basis.

No Conversion	The Series A preferred shares are not convertible into or exchangeable for any of our other securities.

Ranking	The Series A preferred shares rank, with respect to dividend rights, redemption rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up:

•	senior to our common shares and to all of our equity securities the terms of which provide that such equity securities shall rank junior to the Series A preferred shares;

•

junior to all of our (i) equity securities the terms of which specifically provide that such equity securities rank senior to the Series A preferred shares and (ii) existing and future debt, including debt convertible into or exchangeable for our equity securities prior to conversion or exchange; and

•	on a parity with all of our other equity securities, including our Series B preferred shares and Series C preferred shares.

Voting Rights	Holders of our Series A preferred shares generally have no voting rights. However, whenever dividends on our Series A preferred shares are in arrears for six or more quarterly periods (whether or not consecutive), the holders of the Series A preferred shares, voting together as a single class with the holders of all of our other equity securities upon which like voting rights have been conferred and are exercisable (including our Series B preferred shares and Series C preferred shares, will be entitled to vote for the election of two additional trustees to serve on our board of trustees until all dividends in arrears on outstanding Series A preferred shares have been paid in full or authorized and declared and a sum sufficient set aside for payment.

In addition, so long as any Series A preferred shares remain outstanding, we may not, without the affirmative vote of the holders of at least two-thirds of the Series A preferred shares then outstanding, (i) authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the Series A preferred shares with respect to the payment of dividends or distribution of assets upon liquidation, or securities convertible into such equity securities, or reclassify any of our equity securities into such senior equity securities, or create, authorize or issue any security convertible into or evidencing the right to purchase any such senior equity securities, or (ii) or amend, alter or repeal our declaration of trust so as to materially and adversely affect the rights of holders of our Series A preferred shares, subject to certain exceptions. See “Description of Series A Preferred Shares—Voting Rights.”

Ownership Limitation	Subject to certain exceptions, no person may own, directly or indirectly, more than 9.8% of the number of outstanding Series A preferred shares. See “Description of Offered Preferred Shares—Series A Preferred Shares—Restrictions on Ownership and Transfer.”

Listing	Our Series A preferred shares are listed on the NYSE under the symbol “RAS-PrA.”

No Rating	The Series A preferred shares have not been rated.

Series B Preferred Shares

Series B Preferred Shares to be Outstanding After This Offering	4,258,300 Series B preferred shares, assuming the sale of all of the Series B preferred shares offered hereby.

Dividends and Payment Dates	Investors are entitled to receive cumulative cash dividends on the Series B preferred shares at a rate of 8.375% per year of the $25.00 per share liquidation preference (equivalent to the fixed annual amount of $2.09375 per year per share) from and including the date of issuance. Dividends are payable quarterly in arrears on March 31, June 30, September 30 and December 31 or, if not a business day, the next succeeding business day. Dividends are cumulative from and including the date of issuance. The amount of the dividend payable on the first dividend payment date following the date of issuance may be for less than a full quarter and pro rated accordingly.

Liquidation Preference	If we liquidate, dissolve or wind up, holders of the Series B preferred shares then outstanding will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends (whether or not authorized and declared) to, but not including, the date of payment, before any payments are made to the holders of our common shares and the holders of any other equity securities that rank junior to the Series B preferred shares as to liquidation rights.

Maturity and Redemption	The Series B preferred shares have no stated maturity date and are not subject to any sinking fund or mandatory redemption provisions except as provided under Article VII of our declaration of trust relating to our right to purchase shares transferred in violation of the REIT ownership limitation provisions in our declaration of trust. We may, at our option, redeem the Series B preferred shares, in whole or part, at any time and from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. Any partial redemption generally will be on a pro rata basis.

No Conversion	The Series B preferred shares are not convertible into or exchangeable for any of our other securities.

Ranking	The Series B preferred shares rank, with respect to dividend rights, redemption rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up:

•	senior to our common shares and to all of our equity securities the terms of which provide that such equity securities shall rank junior to the Series B preferred shares;

•

junior to all of our (i) equity securities the terms of which specifically provide that such equity securities rank senior to the Series B preferred shares and (ii) existing and future debt, including debt convertible into or exchangeable for our equity securities prior to conversion or exchange; and

•	on a parity with all of our other equity securities, including our Series A preferred shares and Series C preferred shares.

Voting Rights	Holders of our Series B preferred shares generally have no voting rights. However, whenever dividends on our Series B preferred shares are in arrears for six or more quarterly periods (whether or not consecutive), the holders of Series B preferred shares, voting together as a single class with the holders of all of our other equity securities upon which like voting rights have been conferred and are exercisable (including our Series A preferred shares and Series C preferred shares), will be entitled to vote for the election of two additional trustees to serve on our board of trustees until all dividends in arrears on outstanding Series B preferred shares have been paid in full or declared and a sum sufficient set aside for payment.

In addition, so long as any Series B preferred shares remain outstanding, we may not, without the affirmative vote of the holders of at least two-thirds of the Series B preferred shares then outstanding, (i) authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the Series B preferred shares with respect to the payment of dividends or distribution of assets upon liquidation, or securities convertible into such equity securities, or reclassify any of our equity securities into such senior equity securities, or create, authorize or issue any security convertible into or evidencing the right to purchase any such senior equity securities, or (ii) or amend, alter or repeal our declaration of trust so as to materially and adversely affect the rights of holders of our Series B preferred shares, subject to certain exceptions. See “Description of Series B Preferred Shares—Voting Rights.”

Ownership Limitation	Subject to certain exceptions, no person may own, directly or indirectly, more than 9.8% of the number of outstanding Series B preferred shares. See “Description of Offered Preferred Shares—Series B Preferred Shares—Restrictions on Ownership and Transfer.”

Listing	Our Series B preferred shares are listed on the NYSE under the symbol “RAS-PrB.”

No Rating	The Series B preferred shares have not been rated.

Series C Preferred Shares

Series C Preferred Shares to be Outstanding After This Offering	3,600,000 Series C preferred shares, assuming the sale of all of the Series C preferred shares offered hereby.

Dividends and Payment Dates	Investors are entitled to receive cumulative cash dividends on the Series C preferred shares at a rate of 8.875% per year of the $25.00 per share liquidation preference (equivalent to the fixed annual amount of $2.21875 per year per share) from and including the date of issuance. However, during any period of time that both (i) the Series C preferred shares are not listed on the NYSE, the NYSE Amex, or NASDAQ, and (ii) we are not subject to the reporting requirements of the Exchange Act, but Series C preferred shares are outstanding, the holders of the Series C preferred shares will be entitled to receive cumulative preferential cash distributions on the Series C preferred shares at a yearly rate of 9.875% of the $25.00 per share liquidation preference (equivalent to the fixed annual amount of $2.46875 per year per share). Dividends are payable quarterly in arrears on March 31, June 30, September 30 and December 31 or, if not a business day, the next succeeding business day. Dividends are cumulative from and including the date of issuance. The amount of the dividend payable on the first dividend payment date following the date of issuance may be for less than a full quarter and pro rated accordingly.

Liquidation Preference	If we liquidate, dissolve or wind up, holders of the Series C preferred shares then outstanding will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends (whether or not authorized and declared) to, but not including, the date of payment, before any payments are made to the holders of our common shares and the holders of any other equity securities that rank junior to the Series C preferred shares as to liquidation rights.

Maturity and Redemption	The Series C preferred shares have no stated maturity date and are not subject to any sinking fund or mandatory redemption provisions except as provided under Article VII of our declaration of trust relating to our right to purchase shares transferred in violation of the REIT ownership limitation provisions in our declaration of trust. We may not redeem the Series C preferred shares before July 5, 2012, except for the special optional redemption described below and as necessary to preserve our tax status as a REIT, as described in the accompanying prospectus. On or after July 5, 2012, we may, at our option, redeem the Series C preferred shares, in whole or part, at any time and from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. Any partial redemption generally will be on a pro rata basis.

Special Optional Redemption	If at any time both (i) the Series C preferred shares cease to be listed on the NYSE, the NYSE Amex or NASDAQ, and (ii) we cease to be subject to the reporting requirements of the Exchange Act, but Series C preferred shares are outstanding, we will have the option to redeem the Series C preferred shares, in whole but not in part, within 90 days of the date upon which both the Series C preferred shares cease to be listed and we cease to be subject to such reporting requirements, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid distributions to, but not including, the redemption date.

No Conversion	The Series C preferred shares are not convertible into or exchangeable for any of our other securities.

Ranking	The Series C preferred shares rank, with respect to dividend rights, redemption rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up:

•	senior to our common shares and to all of our equity securities the terms of which provide that such equity securities shall rank junior to the Series C preferred shares;

•

junior to all of our (i) equity securities the terms of which specifically provide that such equity securities rank senior to the Series C preferred shares and (ii) existing and future debt, including debt convertible into or exchangeable for our equity securities prior to conversion or exchange; and

•	on a parity with all of our other equity securities, including our Series A preferred shares and our Series B preferred shares.

Voting Rights

Holders of our Series C preferred shares generally have no voting rights. However, whenever dividends on our Series C preferred shares are in arrears for six or more quarterly periods (whether or not consecutive), then the holders of Series C preferred shares, voting together as a single class with the holders of all of our other equity securities upon which like voting rights have been conferred and are exercisable (including our Series A preferred shares and Series B preferred shares), will be entitled to vote for the election of two additional trustees to serve on our board of trustees until all dividends in arrears on outstanding Series C preferred shares have been paid in full or declared and a sum sufficient set aside for payment.

In addition, so long as any Series C preferred shares remain outstanding, we may not, without the affirmative vote of the holders of at least two-thirds of the Series C preferred shares then outstanding, (i) authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the Series C preferred shares with respect to the payment of dividends or distribution of assets upon liquidation, or securities convertible into such equity securities, or reclassify any of our equity securities into such senior equity securities, or create, authorize or issue any security convertible into or evidencing the right to purchase any such senior equity securities, or (ii) or amend, alter or repeal our declaration of trust so as to materially and adversely affect the rights of holders of our Series C preferred shares, subject to certain exceptions. See “Description of Series C Preferred Shares—Voting Rights.”

Ownership Limitation	Subject to certain exceptions, no person may own, directly or indirectly, more than 9.8% of the number of outstanding Series C preferred shares. See “Description of Offered Preferred Shares—Series C Preferred Shares—Restrictions on Ownership and Transfer.”

Listing	Our Series C preferred shares are listed on the NYSE under the symbol “RAS-PrC.”

No Rating	The Series C preferred shares have not been rated.

Information Rights	During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act but Series C preferred shares are outstanding, we will mail to all holders of Series C preferred shares, as their names and addresses appear in our record books, at no charge, copies of the annual reports and quarterly reports that we would have been required to file with the SEC if we were so subject (other than any exhibits that would have been required). We will mail the reports within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. In addition, during the same period, we will, promptly upon written request, supply copies of such reports to any prospective holder of Series C preferred shares.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011, which are incorporated by reference into this prospectus supplement in their entirety. These risk factors may be amended or supplemented or superseded from time to time by other reports we file with the SEC in the future. If any of the events or developments described therein actually occurs, our business, financial condition and results of operations may suffer. In that case, the value of our securities may decline, and you could lose all or part of your investment.

The Series A preferred shares, Series B preferred shares and Series C preferred shares are each subordinate to our debt, and your interests could be diluted by our issuance of additional preferred shares of beneficial interest, including additional Series A preferred shares, Series B preferred shares or Series C preferred shares, respectively, and by other transactions.

The Series A preferred shares, Series B preferred shares and Series C preferred shares are each subordinate to all of our existing and future debt. Our future debt may include restrictions on our ability to pay dividends to preferred shareholders. Our charter currently authorizes the issuance of up to 25,000,000 preferred shares of beneficial interest, or the preferred shares, in one or more series. The issuance of additional preferred shares on parity with or, with the consent of the offered preferred shares described below, senior to the Series A preferred shares, Series B preferred shares and Series C preferred shares would dilute the interests of the existing holders of the such shares, and any issuance of preferred shares senior to the Series A preferred shares, Series B preferred shares and Series C preferred shares or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series A preferred shares, Series B preferred shares and Series C preferred shares, respectively. Other than the limited voting rights described below, none of the provisions relating to the Series A preferred shares, Series B preferred shares and Series C preferred shares relate to or limit our indebtedness or afford the holders of the Series A preferred shares, Series B preferred shares and Series C preferred shares protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of the Series A preferred shares, Series B preferred shares and Series C preferred shares.

None of the Series A preferred shares, Series B preferred shares and Series C preferred shares has been rated.

We have not sought to obtain a rating for the Series A preferred shares, Series B preferred shares or Series C preferred shares. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Series A preferred shares, Series B preferred shares or Series C preferred shares. In addition, we may elect in the future to obtain a rating of one or more of the Series A preferred shares, Series B preferred shares or Series C preferred shares, which could adversely affect the market price of such shares. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of the Series A preferred shares, Series B preferred shares or Series C preferred shares, as applicable.

As a holder of Series A preferred shares, Series B preferred shares or Series C preferred shares, you have extremely limited voting rights.

Your voting rights as a holder of one or more of the Series A preferred shares, Series B preferred shares or Series C preferred shares will be limited. Our common shares of beneficial interest, or the common shares, are currently the only class of our shares carrying full voting rights. Voting rights for holders of Series A preferred shares, Series B preferred shares or Series C preferred shares exist primarily with respect to adverse changes in the terms of the Series A preferred shares, Series B preferred shares or Series C preferred shares, as applicable, the creation of additional classes or series of preferred shares that are senior to the Series A preferred shares,

Series B preferred shares or Series C preferred shares and our failure to pay dividends on the Series A preferred shares, Series B preferred shares or Series C preferred shares.

Listing on the NYSE does not guarantee a market for our Series A preferred shares, Series B preferred shares or Series C preferred shares, and the market price and trading volume of our Series A preferred shares, Series B preferred shares and Series C preferred shares may fluctuate significantly.

The market determines the trading price for the Series A preferred shares, Series B preferred shares and Series C preferred shares and may be influenced by many factors, including our history of paying dividends on such shares, variations in our financial results, the market for similar securities, investors’ perceptions of us, our issuance of additional preferred equity or indebtedness and general economic, industry, interest rate and market conditions. Because each of the Series A preferred shares, Series B preferred shares and Series C preferred shares carry a fixed dividend rate, the value of each series in the secondary market will be influenced by changes in interest rates and will tend to move inversely to such changes. In particular, an increase in market interest rates will result in higher yields on other financial instruments and may lead purchasers of the Series A preferred shares, Series B preferred shares or Series C preferred shares to demand a higher yield on the price paid for such stock, which could adversely affect the market price of the Series A preferred shares, Series B preferred shares or Series C preferred shares, as applicable. The daily trading volume of the Series A preferred shares, Series B preferred shares or Series C preferred shares may be lower than the trading volume of many other securities. As a result, investors who desire to liquidate substantial holdings of one or more of the Series A preferred shares, Series B preferred shares or Series C preferred shares at a single point in time may find that they are unable to dispose of their shares in the market without causing a substantial decline in the market price of such shares.

Dividends will not be paid unless declared by our board of trustees.

We will pay quarterly dividends on the offered preferred shares only if declared by our board of trustees. The board of trustees is not obligated or required to declare quarterly dividends. To the extent not paid, dividends on the offered preferred shares will accrue and accumulate.

There is no fixed maturity date or required redemption of the offered preferred shares.

There is no fixed maturity date or required redemption of the offered preferred shares. Holders of offered preferred shares do not have the right to require us to redeem or repurchase their shares.

Listing on the New York Stock Exchange does not guarantee a market for the offered preferred shares.

Although the offered preferred shares are listed on the New York Stock Exchange, there may not be an active or liquid trading market. Even if a market does develop, it may not be sustained and may not provide you with a means to sell your shares. If an active trading market does not develop, liquidity for the offered preferred shares may be limited and the market price you may obtain for your offered preferred shares may be less than if an active and liquid market had developed. Since the offered preferred shares have no stated maturity date, investors seeking liquidity may be limited to selling their shares in the secondary market. Even if an active public market does develop, we cannot guarantee you that the market price for the offered preferred shares will equal or exceed the price that you pay for the offered preferred shares. The marketplace determines the trading prices for the offered preferred shares and may be influenced by many factors, including our history of paying dividends on the offered preferred shares, variations in our financial results, the market for similar securities, investors’ perception of us and general economic, industry, interest rate and market conditions. Because the offered preferred shares will carry a fixed dividend rate, their value in the secondary market will be influenced by changes in interest rates and will tend to move inversely to such changes.

We can redeem the Series A preferred shares and Series B preferred shares in our discretion. We can redeem the Series C preferred shares in our discretion after July 5, 2012 or earlier if we exercise our special optional redemption rights.

We have the option of redeeming the Series A preferred shares and Series B preferred shares in our discretion. We have the option of redeeming Series C preferred shares beginning July 5, 2012 or earlier if the conditions giving rise to our special optional redemption rights occur. In each such case, we may redeem the relevant offered preferred shares at $25.00 per share, plus any accumulated and unpaid dividends (whether or not declared) to, but not including, the redemption date. We can do this even if the market price for the relevant offered preferred share exceeds the redemption amount payable for that share.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the offered preferred shares to make investments relating to our business and for general trust purposes. Pending these uses, the net proceeds of a sale will be held in interest-bearing bank accounts or invested in readily marketable, interest-bearing securities, which are consistent with maintaining our qualification as a REIT. We expect that these temporary investments will provide a lower net return than we hope to achieve from our subsequent investments.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

Our ratio of earnings to fixed charges and preferred share dividends for the periods indicated are set forth below. For purposes of calculating the ratios set forth below, earnings represent net income from continuing operations from our consolidated statements of operations, as adjusted for fixed charges; fixed charges represent interest expense and preferred share dividends represent income or loss allocated to preferred shares from our consolidated statements of operations.

The following table presents our ratio of earnings to fixed charges and preferred share dividends for the three-month period ended March 31, 2012 and for the five years ended December 31, 2011 (dollars in thousands):

	For the Three Months Ended March 31		For the Years Ended December 31
	2012		2011		2010	2009		2008		2007
Net income (loss) from continuing operations	$(103,664)		$(38,457)		$110,590	$(440,141)		$(617,130)		$(435,991)
Add back fixed charges:
Interest expense	19,348		89,649		96,690	261,824		486,932		699,892
Earnings before fixed charges and preferred share dividends	(84,316)		51,192		207,280	(178,317)		(130,198)		263,901

Fixed charges and preferred share dividends:
Interest expense	19,348		89,649		96,690	261,824		486,932		699,892
Preferred share dividends	3,410		13,649		13,641	13,641		13,641		11,817
Total fixed charges and preferred share dividends	$22,758		$103,298		$110,331	$275,465		$500,573		$711,709

Ratio of earnings to fixed charges	—	(1)	—	(1)	2.1x	—	(1)	—	(1)	—	(1)

Ratio of earnings to fixed charges and preferred share dividends	—	(2)	—	(2)	1.9x	—	(2)	—	(2)	—	(2)

(1)	The dollar amount of the deficiency for the three-month period ended March 31, 2012 is $103.7 million and the dollar amount of the deficiency for the years ended December 31, 2011, 2009, 2008 and 2007 is $38.5 million, $440.1 million, $617.1 million, and $436.0 million, respectively.
(2)	The dollar amount of the deficiency for the three-month period ended March 31, 2012 is $107.1 million and the dollar amount of the deficiency for the years ended December 31, 2011, 2009, 2008 and 2007 is $52.1 million, $453.8 million, $630.8 million, and $447.8 million, respectively.

DESCRIPTION OF OFFERED PREFERRED SHARES

The following is a summary of the material terms and provisions of the Series A preferred shares, the Series B preferred shares and the Series C preferred shares offered hereby. Each of the Series A preferred shares, the Series B preferred shares and the Series C preferred shares are more completely described in the respective articles supplementary to our declaration of trust establishing the relevant series of offered preferred shares, which are included as exhibits to the registration statement of which this prospectus supplement is a part, and which are each incorporated by this reference in this prospectus supplement.

Authorized Capital Stock

Under our declaration of trust, we may issue 200,000,000 common shares of beneficial interest, par value $0.03 per share, and 25,000,000 preferred shares of beneficial interest, par value $0.01 per share. Our board of trustees has adopted articles supplementary to our declaration of trust establishing the number and fixing the terms, designations, powers, preferences, rights, limitations and restrictions of the Series A preferred shares, the Series B preferred shares and the Series C preferred shares. As of the date of this prospectus supplement, there are:

•	4,760,000 Series A preferred shares authorized, of which 2,760,000 are currently outstanding and up to 2,000,000 are being offered hereby;

•	4,300,000 Series B preferred shares authorized, of which 2,258,300 are currently outstanding and up to 2,000,000 are being offered hereby; and

•	3,600,000 Series C preferred shares authorized, of which 1,600,000 are currently outstanding and up to 2,000,000 are being offered hereby.

Under Maryland law, a shareholder is not personally liable for our obligations solely as a result of his or her status as a shareholder.

Series A Preferred Shares

Listing

Our Series A preferred shares currently trade on the NYSE under the symbol “RAS-PrA.” We expect that any Series A preferred shares sold in this offering will be listed on the NYSE under the existing symbol.

Ranking

The Series A preferred shares rank, with respect to dividend rights, redemption rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up:

•	senior to all our common shares and to all of our equity securities the terms of which provide that such equity securities shall rank junior to the Series A preferred shares;

•

junior to all of our (i) equity securities the terms of which specifically provide that such equity securities rank senior to the Series A preferred shares and (ii) existing and future indebtedness, including our debt securities convertible into or exchangeable for our equity securities prior to conversion or exchange;

•	on a parity with all of our other equity securities, including the Series B preferred shares and the Series C preferred shares.

Dividends

As a holder of Series A preferred shares, you will be entitled to receive, when, as and if authorized and declared by our board of trustees, out of legally available funds, cumulative preferential cash dividends at the rate of 7.75% of the $25.00 liquidation preference per year, which is equivalent to a fixed amount of $1.9375 per Series A preferred share per year. These dividends accrue and cumulate from the date of original issuance of each Series A preferred share and are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year or, if not a business day, the next succeeding business day, commencing, with respect to any Series A preferred share, on the dividend payment date next succeeding the date of original issuance of such share. Any dividend payable on the Series A preferred shares for any partial dividend period will be pro rated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record as they appear in our stock transfer records at the close of business on the applicable dividend record date, which is the first day of the calendar month in which the applicable dividend payment date falls or, if not a business day, the next succeeding business day or such other date designated by our board of trustees for the payment of dividends that is not more than 30 nor less than 10 calendar days immediately preceding such dividend payment date.

Dividends on the Series A preferred shares accrue and cumulate whether or not we have earnings, whether or not there are funds legally available for payment of such dividends and whether or not such dividends are authorized and declared by our board of trustees. Accumulated but unpaid dividends on the Series A preferred shares cumulate as of the dividend payment date on which they first become payable or on the date of redemption, as the case may be. Unpaid dividends will not bear interest.

Except as described in the next paragraph, if any Series A preferred shares are outstanding, no dividends, other than distributions in kind of our common shares or other shares of our equity securities ranking junior to the Series A preferred shares as to dividends, may be paid or set apart for payment on the common shares or any other shares of our equity securities of any other class or series ranking, as to dividends, on a parity with or junior to the Series A preferred shares, unless full cumulative dividends due on any past or contemporaneous dividend payment date, sometimes referred to as the dividend preference amount for the Series A preferred shares, have been or contemporaneously are authorized and declared and paid as of the payment date of the relevant parity or junior security dividend. We may declare and pay these parity and junior dividends without paying or setting apart for payment any amounts with respect to the dividend due on the Series A preferred shares for any dividend period the dividend payment date of which has not occurred as of the date of the declaration or payment of the parity and junior dividends so long as the full dividend preference amount for the Series A preferred shares has been paid through the most recent dividend payment date for the Series A preferred shares.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A preferred shares and all other equity securities ranking on a parity, as to dividends, with the Series A preferred shares, all dividends authorized and declared upon the Series A preferred shares shall be authorized pro rata so that the amount of dividends authorized and declared per Series A preferred share and each such other equity security shall in all cases bear to each other the same ratio that accumulated dividends per Series A preferred share and such other equity security (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other.

We are not prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any equity shares ranking on a parity with, or junior to, the Series A preferred shares, or (ii) redeeming, purchasing or otherwise acquiring any such parity or junior shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain our qualification as a REIT for U.S. federal income tax purposes.

Our board of trustees may not authorize, declare, pay or set apart for payment dividends on Series A preferred shares at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach of or a default under the agreement, or if such declaration or payment is restricted or prohibited by law.

If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in the Code), any portion of the dividends paid or made available for the year to holders of all classes of our shares, then the portion of the capital gains amount that shall be allocable to the holders of Series A preferred shares shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series A preferred shares for the year bears to the total dividends to holders of all classes of shares. We may elect to retain and pay income tax on our net long-term capital gains. In such a case, the holders of Series A preferred shares would include in income their appropriate share of our undistributed long-term capital gains, as we may designate.

In determining whether a distribution (other than upon a liquidation), by dividend, redemption or otherwise, is permitted, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the Series A preferred shares liquidation preference (discussed below) will not be added to our total liabilities.

Holders of Series A preferred shares are not entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series A preferred shares as described above. Any dividend payment made on the Series A preferred shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series A preferred shares which remains payable.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, the holders of Series A preferred shares then outstanding are entitled to receive out of our assets available for distribution to shareholders (after payment or provision for payment of all our debts and other liabilities) an amount equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, whether or not authorized and declared, before any distribution of assets is made to holders of our common shares and any other shares of our equity securities that rank junior to the Series A preferred shares as to liquidation rights. This amount represents the liquidation preference of the Series A preferred shares.

If, upon any such liquidation, our assets are insufficient to make full payment to holders of the Series A preferred shares and any shares of other classes or series of our equity securities ranking on a parity with the Series A preferred shares as to liquidation rights, then the holders of the Series A preferred shares and all other such classes or series of equity securities ranking on a parity with the Series A preferred shares as to liquidation rights shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Written notice of any such liquidation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 calendar days immediately preceding the payment date stated therein, to each record holder of the Series A preferred shares at the respective addresses of such holders as the same shall appear on our share transfer records.

After payment of the full amount of the liquidation preference, the holders of Series A preferred shares shall have no right or claim to any of our remaining assets.

None of our consolidation or merger with or into another entity, the merger of another entity with or into us, a statutory share exchange by us or a sale, lease, transfer or conveyance of all or substantially all of our property or business is considered a liquidation.

In determining whether a distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of our shares or otherwise is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series A preferred shares will not be added to our total liabilities.

Redemption

We, at our option, may redeem the Series A preferred shares, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date of redemption, whether or not authorized and declared.

If fewer than all of the outstanding Series A preferred shares are to be redeemed, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or by such other equitable method prescribed by our board of trustees. If such redemption is to be by lot and, as a result of such redemption, any holder of Series A preferred shares would become a holder of a number of Series A preferred shares in excess of the ownership limits set forth in our declaration of trust, then we shall redeem the requisite number of Series A preferred shares of such holder such that no holder will hold in excess of these ownership limits subsequent to such redemption or otherwise transfer the shares pursuant to Article VII of our declaration of trust.

No Series A preferred shares, common shares or any other shares of our equity securities ranking junior to or on a parity with the Series A preferred shares as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for shares of our equity securities ranking junior to or on parity with the Series A preferred shares as to dividends or upon liquidation) unless:

•

the dividend preference amount with respect to all Series A preferred shares has been or contemporaneously is authorized and declared and paid, or a sum sufficient for the payment of such amount is set apart for payment at the time of such relevant acquisition; and

•

the dividend with respect to any Series A preferred shares for which a notice of redemption has been given with respect to any partial dividend period from the prior dividend payment date to the redemption date, computed, in the case of such partial dividend period, as described above under “—Dividends,” has been or contemporaneously is authorized and declared and paid or set apart for such payment at the time of such relevant acquisition.

No Series A preferred shares may be redeemed unless all outstanding Series A preferred shares are simultaneously redeemed unless the conditions set forth in the preceding paragraph are met at the time of such redemption. The restrictions described under “—Redemption” do not prevent the repurchase or transfer of our common shares or preferred shares of beneficial interest of any series pursuant to our declaration of trust or otherwise in order to enforce the ownership restrictions in our declaration of trust and ensure that, among other things, we remain qualified as a REIT for U.S. federal income tax purposes, or the redemption, purchase or acquisition of Series A preferred shares pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A preferred shares.

Prior to or contemporaneous with any redemption of Series A preferred shares, we shall pay, in cash, any accumulated and unpaid dividends on the Series A preferred shares for which a notice of redemption has been given to the redemption date, whether or not authorized and declared.

The procedure for redemption of Series A preferred shares is as follows:

•

We will mail notice of redemption no less than 30 nor more than 60 calendar days immediately preceding the redemption date, addressed to the respective holders of record of the Series A preferred shares to be redeemed at their respective addresses as they appear in our stock transfer records.

•

In addition to any information required by law or by the applicable rules of any securities exchange or automated interdealer quotation system upon which the Series A preferred shares may be listed or admitted to trading, each notice shall state:

•	the redemption date;

•	the redemption price;

•	the number of Series A preferred shares to be redeemed;

•	the place or places where the holders of Series A preferred shares may surrender certificates for payment of the redemption price; and

•	that dividends on the Series A preferred shares to be redeemed will cease to accumulate on the redemption date.

If less than all of the outstanding Series A preferred shares held by any holder are to be redeemed, the notice mailed to each holder shall also specify the number of Series A preferred shares held by such holder to be redeemed. A failure to give notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for redemption of Series A preferred shares except as to the holder to whom notice was defective or not given.

On or after the redemption date, each holder of Series A preferred shares to be redeemed shall present and surrender the certificates representing such holder’s Series A preferred shares to us at the place designated in the notice of redemption and thereupon the redemption price of such shares (including any accumulated and unpaid dividends to, but not including, the redemption date) shall be paid to or on the order of that holder and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing Series A preferred shares are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

From and after the redemption date (unless we default in payment of the redemption price), all dividends on the Series A preferred shares designated for redemption and all rights of the holders of those shares, except the right to receive the redemption price for those shares and any accumulated and unpaid dividends to, but not including, the redemption date, shall terminate with respect to such shares and such shares shall not be transferable (except with our consent) on our stock transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At our election, we may, prior to a redemption date, irrevocably deposit the redemption price (including any accumulated and unpaid dividends to, but not including, the redemption date) of the Series A preferred shares so called for redemption in trust for the holders of those shares with a bank or trust company, in which case the redemption notice to holders of the Series A preferred shares to be redeemed shall:

•	state the date of such deposit;

•	specify the office of such bank or trust company as the place of payment of the redemption price; and

•

require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including any accumulated and unpaid dividends to, but not including, the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series A preferred shares at the end of two years after the redemption date shall be returned by such bank or trust company to us.

Subject to applicable law and the limitations on purchases, redemptions or other acquisitions described above in connection with redemption, we may, at any time and from time to time, purchase any Series A preferred shares in the open market, by tender or by private agreement.

All Series A preferred shares which we redeem or reacquire in any manner will be restored to the status of authorized, but unissued Series A preferred shares which may be reissued or reclassified by our board of trustees in accordance with the applicable provisions of our declaration of trust.

Maturity

The Series A preferred shares have no stated maturity and are not subject to any sinking fund or mandatory redemption provisions except as provided under Article VII of our declaration of trust relating to our right to purchase shares transferred in violation of the REIT ownership limitation provisions in our declaration of trust.

Voting Rights

Holders of the Series A preferred shares do not have any voting rights, except for the following:

Whenever dividends on the Series A preferred shares are in arrears for six or more quarterly periods (whether or not consecutive), sometimes referred to as a preferred dividend default, then, our board of trustees, in accordance with the Maryland REIT law and our declaration of trust, must increase by two the number of our trustees, and the holders of Series A preferred shares (voting together as a single class with all of our other equity securities upon which like voting rights have been conferred and are exercisable, which we refer to as parity preferred shares, including the Series B preferred shares and Series C preferred shares) shall be entitled to elect a total of two additional trustees to our board of trustees to fill such newly created trusteeships at an annual meeting of shareholders or a special meeting held in place of the annual meeting or at a properly called special meeting of the holders of the Series A preferred shares and of any such parity preferred shares, and at each subsequent annual meeting of shareholders or special meeting held in place of the annual meeting, until all dividends accumulated on the Series A preferred shares for the past dividend periods shall have been fully paid or authorized and declared and a sum sufficient for the payment of those dividends set aside for payment. This does not limit our right to grant separate voting rights to any other series of our preferred shares.

If and when the dividend preference amount on the Series A preferred shares has been paid in full or authorized and declared and a sum sufficient for the payment of such amount set aside for payment in full, the holders of Series A preferred shares will be divested of the voting rights described in the preceding paragraph (subject to revesting in the event of each and every preferred dividend default) and, if the dividend preference amount and all dividend arrearages on all other series of parity preferred shares giving rise to such voting rights with respect to those two additional trustees have been paid in full or authorized and declared by the board of trustees and set aside for payment in full, the term of office of each additional trustee so elected shall expire. Upon the expiration of the terms of the additional trustees in accordance with the immediately preceding sentence, the number of our trustees shall automatically be reduced by the number of these additional trustees whose terms so expired. Any of these additional trustees may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding Series A preferred shares when they have the voting rights set forth in the preceding paragraph and all other series of parity preferred shares (voting as a single class). So long as a preferred dividend default continues, any vacancy in the office of an additional trustee may be filled by written consent of the additional trustee remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding Series A preferred shares when they have the voting rights set forth in the preceding paragraph and all other series of parity preferred shares (voting as a single class). The additional trustees shall be entitled to one vote per trustee on any matter. These provisions constitute our election not to be subject to Section 3-804(c) of the Maryland General Corporation Law to the extent that holders of Series A preferred shares and parity preferred shares are entitled to elect these additional trustees to the board of trustees during a preferred dividend default.

So long as any Series A preferred shares remain outstanding, we shall not, without the affirmative vote of the holders of at least two-thirds of the Series A preferred shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class):

•

authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the outstanding Series A preferred shares with respect to the payment of dividends or the distribution of assets upon liquidation or reclassify any of our authorized equity securities into any such senior equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities; or

•

amend, alter or repeal the provisions of our declaration of trust (including the articles supplementary for the Series A preferred shares), whether by merger or consolidation or otherwise, so as to materially and adversely affect any right, preference or voting power of the Series A preferred shares, which the articles supplementary refer to as an “event”; provided, however, that with respect to any such amendment, alteration or repeal of the provisions of our declaration of trust (including the articles supplementary for the Series A preferred shares) upon the occurrence of a merger or consolidation event, so long as Series A preferred shares remain outstanding with their terms materially unchanged in any adverse respect, taking into account that, upon the occurrence of such an event, we may not be the surviving entity and such surviving entity may thereafter be the issuer of the Series A preferred shares, the occurrence of any such event is not deemed to materially and adversely affect the rights, preferences or voting powers of the Series A preferred shares; and provided further that any increase in the amount of authorized Series A preferred shares or the authorization, creation or issuance of any other class or series of our equity securities, in each case ranking on a parity with or junior to the Series A preferred shares with respect to the payment of dividends and the distribution of assets upon liquidation is not deemed to materially and adversely affect the rights, preferences or voting powers of the Series A preferred shares.

The foregoing voting provisions do not apply if, at or prior to the time when the action with respect to which such vote would otherwise be required shall be effected, all outstanding Series A preferred shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

No Conversion

The Series A preferred shares are not convertible into or exchangeable for our property or securities.

Restrictions on Ownership and Transfer

The Series A preferred shares are subject to certain restrictions on ownership set forth in Article VII of our declaration of trust pursuant to which no person may, directly or indirectly, own more than 9.8% of the number of outstanding Series A preferred shares. These restrictions are described in the accompanying prospectus. See “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer.”

Series B Preferred Shares

Listing

Our Series B preferred shares currently trade on the NYSE under the symbol “RAS-PrB.” We expect that any Series B preferred shares sold in this offering will be listed on the NYSE under the existing symbol.

Ranking

The Series B preferred shares will rank, with respect to dividend rights, redemption rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up:

•	senior to all of our common shares and to all of our equity securities the terms of which provide that such equity securities shall rank junior to the Series B preferred shares;

•

junior to all our (i) equity securities the terms of which specifically provide that such equity securities rank senior to the Series B preferred shares and (ii) existing and future indebtedness, including our debt securities convertible into or exchangeable for our equity securities prior to conversion or exchange; and

•	on a parity with all of our other equity securities, other than those referred to above and below, including our Series A preferred shares and Series C preferred shares.

Dividends

As a holder of Series B preferred shares, you will be entitled to receive, when, as and if authorized and declared by our board of trustees, out of legally available funds, cumulative preferential cash dividends at the rate of 8.375% of the $25.00 liquidation preference per year, which is equivalent to a fixed amount of $2.09375 per Series B preferred share per year. These dividends accrue and cumulate from the date of original issuance of a Series B preferred share and are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year or, if not a business day, the next succeeding business day, commencing, with respect to any Series B preferred share, on the dividend payment date next succeeding the date of original issuance of such share. Any dividend payable on the Series B preferred shares for any partial dividend period will be pro rated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record as they appear in our stock transfer records at the close of business on the applicable dividend record date, which is the first day of the calendar month in which the applicable dividend payment date falls or, if not a business day, the next succeeding business day or such other date designated by our board of trustees for the payment of dividends that is not more than 30 nor less than 10 calendar days immediately preceding such dividend payment date.

Dividends on the Series B preferred shares accrue and cumulate whether or not we have earnings, whether or not there are funds legally available for payment of such dividends and whether or not such dividends are authorized and declared by our board of trustees. Accumulated but unpaid dividends on the Series B preferred shares cumulate as of the dividend payment date on which they first become payable or on the date of redemption, as the case may be. Unpaid dividends will not bear interest.

Except as described in the next paragraph, if any Series B preferred shares are outstanding, no dividends, other than distributions in kind of our common shares or other shares of our equity securities ranking junior to the Series B preferred shares as to dividends, may be paid or set apart for payment on the common shares or any other shares of our equity securities of any other class or series ranking, as to dividends, on a parity with or junior to the Series B preferred shares, unless full cumulative dividends due on any past or contemporaneous dividend payment date, sometimes referred to as the dividend preference amount for the Series B preferred shares, have been or contemporaneously are authorized and declared and paid as of the payment date of the relevant parity or junior security dividend. We may declare and pay these parity and junior dividends without paying or setting apart for payment any amounts with respect to the dividend due on the Series B preferred shares for any dividend period the dividend payment date of which has not occurred as of the date of the declaration or payment of the parity and junior dividends so long as the full dividend preference amount for the Series B preferred shares has been paid through the most recent dividend payment date for the Series B preferred shares.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B preferred shares and all other equity securities ranking on a parity, as to dividends, with the Series B preferred shares, all dividends authorized and declared upon the Series B preferred shares shall be authorized pro rata so that the amount of dividends authorized and declared for each Series B preferred share and each such other equity security shall in all cases bear to each other the same ratio that accumulated dividends per Series B preferred share and such other equity security (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other.

We are not prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any equity shares ranking on a parity with, or junior to, the Series B preferred shares, or (ii) redeeming, purchasing or otherwise acquiring any such parity or junior shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain our qualification as a REIT for U.S. federal income tax purposes.

Our board of trustees may not authorize, declare, pay or set apart for payment dividends on Series B preferred shares at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment provides that such declaration or payment would constitute a breach of or a default under the agreement, or if such declaration, payment or setting apart for payment is restricted or prohibited by law.

If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in the Code) any portion of the dividends of the dividends paid or made available for the year to holders of all classes of our shares, then the portion of the capital gains amount that shall be allocable to the holders of Series B preferred shares shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series B preferred shares for the year bears to the total dividends to holders of all classes of shares. We may elect to retain and pay income tax on our net long- term capital gains. In such a case, the holders of Series B preferred shares would include in income their appropriate share of our undistributed long-term capital gains, as we may designate.

In determining whether a distribution (other than upon a liquidation), by dividend, redemption or otherwise, is permitted, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the Series B preferred shares liquidation preference (discussed below) will not be added to our total liabilities.

Holders of Series B preferred shares are not entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series B preferred shares as described above. Any dividend payment made on the Series B preferred shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series B preferred shares which remains payable.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, the holders of Series B preferred shares then outstanding are entitled to receive out of our assets available for distribution to shareholders (after payment or provision for payment of all our debts and other liabilities) an amount equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, whether or not authorized and declared, before any distribution of assets is made to holders of our common shares and any other shares of our equity securities that rank junior to the Series B preferred shares as to liquidation rights. This amount represents the liquidation preference of the Series B preferred shares.

If, upon any such liquidation, our assets are insufficient to make full payment to holders of the Series B preferred shares and any shares of other classes or series of our equity securities ranking on a parity with the Series B preferred shares as to liquidation rights, then the holders of the Series B preferred shares and all other such classes or series of equity securities ranking on a parity with the Series B preferred shares as to liquidation rights shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Written notice of any such liquidation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 calendar days immediately preceding the payment date stated therein, to each record holder of the Series B preferred shares at the respective addresses of such holders as the same shall appear on our share transfer records.

After payment of the full amount of the liquidation preference, the holders of Series B preferred shares shall have no right or claim to any of our remaining assets.

None of our consolidation or merger with or into another entity, the merger of another entity with or into us, a statutory share exchange by us or a sale, lease, transfer or conveyance of all or substantially all of our property or business is considered a liquidation.

In determining whether a distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of our shares or otherwise is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series B preferred shares will not be added to our total liabilities.

Redemption

We, at our option, may redeem the Series B preferred shares, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date of redemption, whether or not authorized and declared.

If fewer than all of the outstanding Series B preferred shares are to be redeemed, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or by such other equitable method prescribed by our board of trustees. If such redemption is to be by lot and, as a result of such redemption, any holder of Series B preferred shares would become a holder of a number of Series B preferred shares in excess of the ownership limits set forth in our declaration of trust, then we shall redeem the requisite number of Series B preferred shares of such holder such that no holder will hold in excess of these ownership limits subsequent to such redemption or otherwise transfer the shares pursuant to Article VII of the declaration of trust.

No Series B preferred shares, common shares or any other shares of our equity securities ranking junior to or on a parity with the Series B preferred shares as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for shares of our equity securities ranking junior to or on parity with the Series B preferred shares as to dividends or upon liquidation) unless:

•

the dividend preference amount with respect to all Series B preferred shares has been or contemporaneously is authorized and declared and paid, or a sum sufficient for the payment of such amount is set apart for payment at the time of such relevant acquisition; and

•

the dividend with respect to any Series B preferred shares for which a notice of redemption has been given with respect to any partial dividend period from the prior dividend payment date to the redemption date, computed, in the case of such partial dividend period, as described above under

“—Dividends,” has been or contemporaneously is authorized and declared and paid or set apart for such payment at the time of such relevant acquisition.

No Series B preferred shares may be redeemed unless all outstanding Series B preferred shares are simultaneously redeemed unless the conditions set forth in the preceding paragraph are met at the time of such redemption. The restrictions described under “—Redemption” do not prevent the repurchase or transfer of our common shares or preferred shares of beneficial interest of any series pursuant to our declaration of trust or otherwise in order to enforce the ownership restrictions in our declaration of trust and ensure that, among other things, we remain qualified as a REIT for U.S. federal income tax purposes, or the redemption, purchase or acquisition of Series B preferred shares pursuant to a purchase or exchange offer made on the same terms to all holders of the Series B preferred shares.

Prior to or contemporaneous with any redemption of Series B preferred shares, we shall pay, in cash, any accumulated and unpaid dividends on the Series B preferred shares for which a notice of redemption has been given to, but not including, the redemption date, whether or not authorized and declared.

The procedure for redemption of Series B preferred shares is as follows:

•

We will mail notice of redemption no less than 30 nor more than 60 calendar days immediately preceding the redemption date, addressed to the respective holders of record of the Series B preferred shares to be redeemed at their respective addresses as they appear in our stock transfer records.

•

In addition to any information required by law or by the applicable rules of any securities exchange or automated interdealer quotation system upon which the Series B preferred shares may be listed or admitted to trading, each notice shall state:

•	the redemption date;

•	the redemption price;

•	the number of Series B preferred shares to be redeemed;

•	the place or places where the holders of Series B preferred shares may surrender certificates for payment of the redemption price; and

•	that dividends on the Series B preferred shares to be redeemed will cease to accumulate on the redemption date.

If less than all of the outstanding Series B preferred shares held by any holder are to be redeemed, the notice mailed to each holder shall also specify the number of Series B preferred shares held by such holder to be redeemed. A failure to give notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for redemption of Series B preferred shares except as to the holder to whom notice was defective or not given.

On or after the redemption date, each holder of Series B preferred shares to be redeemed shall present and surrender the certificates representing such holder’s Series B preferred shares to us at the place designated in the notice of redemption and thereupon the redemption price of such shares (including any accumulated and unpaid dividends to, but not including, the redemption date) shall be paid to or on the order of that holder and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing Series B preferred shares are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

From and after the redemption date (unless we default in payment of the redemption price), all dividends on the Series B preferred shares designated for redemption and all rights of the holders of those shares, except the right to receive the redemption price for those shares and any accumulated and unpaid dividends to, but not including, the redemption date, shall terminate with respect to such shares and such shares shall not be transferable (except with our consent) on our stock transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At our election, we may, prior to a redemption date, irrevocably deposit the redemption price (including any accumulated and unpaid dividends to, but not including, the redemption date) of the Series B preferred shares so called for redemption in trust for the holders of those shares with a bank or trust company, in which case the redemption notice to holders of the Series B preferred shares to be redeemed shall:

•	state the date of such deposit;

•	specify the office of such bank or trust company as the place of payment of the redemption price; and

•

require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including any accumulated and unpaid dividends to, but not including, the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series B preferred shares at the end of two years after the redemption date shall be returned by such bank or trust company to us.

Subject to applicable law and the limitations on purchases, redemptions or other acquisitions described above in connection with redemption, we may, at any time and from time to time, purchase any Series B preferred shares in the open market, by tender or by private agreement.

All Series B preferred shares which we redeem or reacquire in any manner will be restored to the status of authorized but unissued Series B preferred shares which may be reissued or reclassified by our board of trustees in accordance with the applicable provisions of our declaration of trust.

Maturity

The Series B preferred shares do not have a stated maturity and are not subject to any sinking fund or mandatory redemption provisions except as provided under Article VII of our declaration of trust relating to our right to purchase shares transferred in violation of the REIT ownership limitation provisions in our declaration of trust.

Voting Rights

Holders of the Series B preferred shares do not have any voting rights, except for the following:

Whenever dividends on the Series B preferred shares are in arrears for six or more quarterly periods (whether or not consecutive), sometimes referred to as a preferred dividend default, then our board of trustees, in accordance with the Maryland REIT law and our declaration of trust, must increase by two the number of our trustees, and the holders of Series B preferred shares (voting together as a single class with all of our parity preferred shares, including our Series A preferred shares and our Series C preferred shares) shall be entitled to elect a total of two additional trustees to our board of trustees to fill such newly created trusteeships at an annual meeting of shareholders or a special meeting held in place of the annual meeting or at a properly called special meeting of the holders of the Series B preferred shares and of any such parity preferred shares, and at each subsequent annual meeting of shareholders or special meeting held in place of the annual meeting, until all dividends accumulated on the Series B preferred shares for the past dividend periods shall have been fully paid or authorized and declared and a sum sufficient for the payment of those dividends set aside for payment. This does not limit our right to grant separate voting rights to any other series of our preferred shares.

If and when the dividend preference amount on the Series B preferred shares has been paid in full or authorized and declared and a sum sufficient for the payment of such amount set aside for payment in full, the holders of Series B preferred shares will be divested of the voting rights described in the preceding paragraph (subject to revesting in the event of each and every preferred dividend default) and, if the dividend preference amount and all dividend arrearages on all other series of parity preferred shares giving rise to such voting rights with respect to those two additional trustees have been paid in full or authorized and declared by the board of trustees and set aside for payment in full, the term of office of each additional trustee so elected shall expire. Upon the expiration of the terms of the additional trustees in accordance with the immediately preceding sentence, the number of our trustees shall automatically be reduced by the number of these additional trustees whose terms so expired. Any of these additional trustees may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding Series B preferred shares when they have the voting rights set forth in the preceding paragraph and all other series of parity preferred shares of beneficial interest (voting as a single class). So long as a preferred dividend default continues, any vacancy in the office of an additional trustee may be filled by written consent of the additional trustee remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding Series B preferred shares when they have the voting rights set forth in the preceding paragraph and all other series of parity preferred shares (voting as a single class). The additional trustees shall be entitled to one vote per trustee on any matter. These provisions constitute our election not to be subject to Section 3-804(c) of the Maryland General Corporation Law to the extent that holders of Series B preferred shares and parity preferred shares are entitled to elect these additional trustees to the board of trustees during a preferred dividend default.

So long as any Series B preferred shares remain outstanding, we shall not, without the affirmative vote of the holders of at least two-thirds of the Series B preferred shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class):

•

authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the outstanding Series B preferred shares with respect to the payment of dividends or the distribution of assets upon liquidation or reclassify any of our authorized equity securities into any such senior equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities; or

•

amend, alter or repeal the provisions of our declaration of trust (including the articles supplementary for the Series B preferred shares), whether by merger or consolidation or otherwise, so as to materially and adversely affect any right, preference or voting power of the Series B preferred shares, which the articles supplementary refer to as an “event”; provided, however, that with respect to any such amendment, alteration or repeal of the provisions of our declaration of trust (including the articles supplementary for the Series B preferred shares) upon the occurrence of such a merger or consolidation event, so long as Series B preferred shares remain outstanding with their terms materially unchanged in any adverse respect, taking into account that, upon the occurrence of such an event, we may not be the surviving entity and such surviving entity may thereafter be the issuer of the Series B preferred shares, the occurrence of any such event is not deemed to materially and adversely affect the rights, preferences or voting powers of the Series B preferred shares; and provided further that any increase in the amount of authorized Series B preferred shares or the authorization, creation or issuance of any other class or series of our equity securities, in each case ranking on a parity with or junior to the Series B preferred shares with respect to the payment of dividends and the distribution of assets upon liquidation is not deemed to materially and adversely affect the rights, preferences or voting powers of the Series B preferred shares.

The foregoing voting provisions do not apply if, at or prior to the time when the action with respect to which such vote would otherwise be required shall be effected, all outstanding Series B preferred shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

No Conversion

The Series B preferred shares are not convertible into or exchangeable for our property or securities.

Restrictions on Ownership and Transfer

The Series B preferred shares are subject to ownership restrictions set forth in Article VII of our declaration of trust pursuant to which no person may own, directly or indirectly, more than 9.8% of the number of outstanding Series B preferred shares. These restrictions are described in the accompanying prospectus. See “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer.”

Series C Preferred Shares

Listing

Our Series C preferred shares currently trade on the NYSE under the symbol “RAS-PrC.” We expect that any Series C preferred shares sold in this offering will be listed on the NYSE under the existing symbol.

Ranking

The Series C preferred shares will rank, with respect to dividend rights, redemption rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up:

•	senior to all of our common shares and to all of our equity securities the terms of which provide that such equity securities shall rank junior to the Series C preferred shares;

•

junior to all of our (i) equity securities the terms of which specifically provide that such equity securities rank senior to the Series C preferred shares and (ii) existing and future indebtedness, including our debt securities convertible into or exchangeable for our equity securities prior to conversion or exchange; and

•	on a parity with all of our other equity securities, including our Series A preferred shares and Series B preferred shares.

Dividends

As a holder of Series C preferred shares, you will be entitled to receive, when, as and if authorized and declared by our board of trustees, out of legally available funds, cumulative preferential cash dividends at the rate of 8.875% of the $25.00 liquidation preference per year, which is equivalent to a fixed amount of $2.21875 per Series C preferred share per year. These dividends accrue and cumulate from the date of original issuance of a Series C preferred share and are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year or, if not a business day, the next succeeding business day, commencing, with respect to any Series C preferred share, on the dividend payment date next succeeding the date of original issuance of such share. During any period of time that both (i) the Series C preferred shares are not listed on the NYSE, the NYSE Amex, or NASDAQ, and (ii) we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, but Series C preferred shares are outstanding, then holders of Series C preferred shares will be entitled to receive cumulative preferential cash distributions on the Series C preferred shares at a rate of 9.875% per year of the liquidation preference (equivalent to $2.46875 per year per share). This special increased distribution, if applicable, will accrue from the date following the date on which both of the events specified in clauses (i) and (ii) above have occurred, and will cease to accrue on the date following the earlier of (i) the listing of the Series C Preferred Shares on the NYSE, the NYSE Amex or NASDAQ or (ii) our becoming subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Any dividend payable on the Series C preferred shares for any partial dividend period will be pro rated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record as they appear in our stock transfer records at the close of business on the applicable dividend record date, which will be the first day of the calendar month in which the applicable dividend payment date falls or, if not a business day, the next succeeding business day or such other date designated by our board of trustees for the payment of dividends that is not more than 30 nor less than 10 calendar days immediately preceding such dividend payment date.

Dividends on the Series C preferred shares accrue and cumulate whether or not we have earnings, whether or not there are funds legally available for payment of such dividends and whether or not such dividends are authorized and declared by our board of trustees. Accumulated but unpaid dividends on the Series C preferred shares cumulate as of the dividend payment date on which they first become payable or on the date of redemption, as the case may be. Unpaid dividends will not bear interest.

Except as described in the next paragraph, if any Series C preferred shares are outstanding, no dividends, other than distributions in kind of our common shares or other shares of our equity securities ranking junior to the Series C preferred shares as to dividends, may be paid or set apart for payment on the common shares or any other shares of our equity securities of any other class or series ranking, as to dividends, on a parity with or junior to the Series C preferred shares, unless full cumulative dividends due on any past or contemporaneous dividend payment date, sometimes referred to as the dividend preference amount for the Series C preferred shares, have been or contemporaneously are authorized and declared and paid as of the payment date of the relevant parity or junior security dividend. We may declare and pay these parity and junior dividends without paying or setting apart for payment any amounts with respect to the dividend due on the Series C preferred shares for any dividend period the dividend payment date of which has not occurred as of the date of the declaration or payment of the parity and junior dividends so long as the full dividend preference amount for the Series C preferred shares has been paid through the most recent dividend payment date for the Series C preferred shares.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C preferred shares and all other equity securities ranking on a parity, as to dividends, with the Series C preferred shares, all dividends authorized and declared upon the Series C preferred shares shall be authorized pro rata so that the amount of dividends authorized and declared for each Series C preferred share and each such other equity security shall in all cases bear to each other the same ratio that accumulated dividends per Series C preferred share and such other equity security (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other.

We are not prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any equity shares ranking on a parity with, or junior to, the Series C preferred shares, or (ii) redeeming, purchasing or otherwise acquiring any such parity or junior shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain our qualification as a REIT for U.S. federal income tax purposes.

Our board of trustees may not authorize, declare, pay or set apart for payment dividends on Series C preferred shares at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such declaration or payment or provides that such declaration, payment or setting apart for payment would constitute a breach of or a default under the agreement, or if such declaration, payment or setting apart for payment is restricted or prohibited by law.

If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in the Code) any portion of the dividends paid or made available for the year to holders of all classes of our shares, then the portion of the capital gains amount that shall be allocable to the holders of Series C preferred shares shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series C preferred shares for the year bears to the total dividends to the holders of all classes of shares. We may elect to retain and pay income tax on our net long- term capital gains. In such a case, the holders of Series C preferred shares would include in income their appropriate share of our undistributed long-term capital gains, as we may designate.

In determining whether a distribution (other than upon a liquidation) by dividend, redemption or otherwise, is permitted, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the Series C preferred shares’ liquidation preference (discussed below) will not be added to our total liabilities.

Holders of Series C preferred shares are not entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series C preferred shares as described above. Any dividend payment made on the Series C preferred shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series C preferred shares which remains payable.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, the holders of Series C preferred shares then outstanding are entitled to receive out of our assets available for distribution to shareholders (after payment or provision for payment of all our debts and other liabilities) an amount equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, whether or not authorized and declared, before any distribution of assets is made to holders of our common shares and any other shares of our equity securities that rank junior to the Series C preferred shares as to liquidation rights. This amount represents the liquidation preference of the Series C preferred shares.

If, upon any such liquidation, our assets are insufficient to make full payment to holders of the Series C preferred shares and any shares of other classes or series of our equity securities ranking on a parity with the Series C preferred shares as to liquidation rights, then the holders of the Series C preferred shares and all other such classes or series of equity securities ranking on a parity with the Series C preferred shares as to liquidation rights shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Written notice of any such liquidation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 calendar days immediately preceding the payment date stated therein, to each record holder of the Series C preferred shares at the respective addresses of such holders as the same shall appear on our share transfer records.

After payment of the full amount of the liquidation preference, the holders of Series C preferred shares shall have no right or claim to any of our remaining assets.

None of our consolidation or merger with or into another entity, the merger of another entity with or into us, a statutory share exchange by us or a sale, lease, transfer or conveyance of all or substantially all of our property or business is considered a liquidation.

In determining whether a distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of our shares or otherwise is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series C preferred shares will not be added to our total liabilities.

Redemption

Except for the redemption rights described below, we may not redeem the Series C preferred shares prior to July 5, 2012. On or after July 5, 2012, we may, at our option, upon giving notice as provided below, redeem the Series C preferred shares, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon, but not including, the date of redemption, whether or not authorized and declared. We refer to this as the “Series C regular redemption right.”

If at any time both (i) the Series C preferred shares cease to be listed on the NYSE, the NYSE Amex or NASDAQ, and (ii) we cease to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, but Series C preferred shares are outstanding, we will have the option to redeem the Series C preferred shares, in whole but not in part, within 90 days of the date upon which both the Series C preferred shares cease to be listed and we cease to be subject to such reporting requirements, for cash at a special redemption price of $25.00 per share, plus any accumulated and unpaid distributions thereon to, but not including, the redemption date. We refer to this as the “Series C special redemption right.”

If fewer than all of the outstanding Series C preferred shares are to be redeemed pursuant to the Series C regular redemption right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or by such other equitable method prescribed by our board of trustees. If such redemption is to be by lot and, as a result of such redemption, any holder of Series C preferred shares would become a holder of a number of Series C preferred shares in excess of the ownership limits set forth in our declaration of trust, then we shall redeem the requisite number of Series C preferred shares of such holder such that no holder will hold in excess of these ownership limits subsequent to such redemption or otherwise transfer the shares pursuant to Article VII of the declaration of trust.

No Series C preferred shares, common shares or any other shares of our equity securities ranking junior to or on a parity with the Series C preferred shares as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for shares of our equity securities ranking junior to or on parity with the Series C preferred shares as to dividends or upon liquidation) unless:

•

the dividend preference amount with respect to all Series C preferred shares has been or contemporaneously is authorized and declared and paid, or a sum sufficient for the payment of such amount is set apart for payment at the time of such relevant acquisition; and

•

the dividend with respect to any Series C preferred shares for which a notice of redemption has been given with respect to any partial dividend period from the prior dividend payment date to the redemption date, computed, in the case of such partial dividend period, as described above, has been or contemporaneously is authorized and declared and paid or set apart for such payment at the time of such relevant acquisition.

No Series C preferred shares may be redeemed unless all outstanding Series C preferred shares are simultaneously redeemed unless the above conditions are met at the time of such redemption. These restrictions do not prevent the repurchase or transfer of our common shares or preferred shares of beneficial interest of any series pursuant to our declaration of trust or otherwise in order to enforce the ownership restrictions in our declaration of trust and ensure that, among other things, we remain qualified as a REIT for U.S. federal income tax purposes, or the redemption, purchase or acquisition of Series C preferred shares pursuant to a purchase or exchange offer made on the same terms to all holders of the Series C preferred shares.

Prior to or contemporaneous with any redemption of Series C preferred shares, we will pay, in cash, any accumulated and unpaid dividends on the Series C preferred shares for which a notice of redemption has been given to, but not including, the redemption date, whether or not authorized and declared.

The procedure for redemption of Series C preferred shares pursuant to the Series C regular redemption right, or the Series C special redemption right is as follows:

•

We will mail notice of redemption no less than 30 nor more than 60 calendar days immediately preceding the redemption date, addressed to the respective holders of record of the Series C preferred shares to be redeemed at their respective addresses as they appear in our stock transfer records.

•

In addition to any information required by law or by the applicable rules of any securities exchange or automated interdealer quotation system upon which the Series C preferred shares may be listed or admitted to trading, each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of Series C preferred shares to be redeemed (except in the event of a Series C special redemption);

•	the place or places where the holders of Series C preferred shares may surrender certificates for payment of the redemption price; and

•	that dividends on the Series C preferred shares to be redeemed will cease to accumulate on the redemption date.

If less than all of the outstanding Series C preferred shares held by any holder are to be redeemed (not available in the event of a Series C special redemption described above), the notice mailed to each holder shall also specify the number of Series C preferred shares held by such holder to be redeemed. A failure to give notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for redemption of Series C preferred shares except as to the holder to whom notice was defective or not given.

On or after the redemption date, each holder of Series C preferred shares to be redeemed shall present and surrender the certificates representing such holder’s Series C preferred shares to us at the place designated in the notice of redemption and thereupon the redemption price of such shares (including any accumulated and unpaid dividends to, but not including, the redemption date) shall be paid to or on the order of that holder and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing Series C preferred shares are to be redeemed, a new certificate will be issued representing the unredeemed shares.

From and after the redemption date (unless we default in payment of the redemption price), all dividends on the Series C preferred shares designated for redemption and all rights of the holders of those shares, except the right to receive the redemption price for those shares and any accumulated and unpaid dividends to, but not including, the redemption date, will terminate with respect to such shares and such shares will not be transferable (except with our consent) on our stock transfer records, and such shares will not be deemed to be outstanding for any purpose whatsoever. At our election, we, prior to a redemption date, may irrevocably deposit the redemption price (including any accumulated and unpaid dividends to, but not including, the redemption date) of the Series C preferred shares so called for redemption in trust for the holders of those shares with a bank or trust company, in which case the redemption notice to holders of the Series C preferred shares to be redeemed will:

•	state the date of such deposit;

•	specify the office of such bank or trust company as the place of payment of the redemption price; and

•

require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including any accumulated and unpaid dividends to, but not including, the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series C preferred shares at the end of two years after the redemption date shall be returned by such bank or trust company to us.

Subject to applicable law and the limitations on purchases, redemptions or other acquisitions described above in connection with redemption, we may, at any time and from time to time, purchase any Series C preferred shares in the open market, by tender or by private agreement.

All Series C preferred shares which we redeem or reacquire in any manner will be restored to the status of authorized but unissued Series C preferred shares which may be reissued or reclassified by our board of trustees in accordance with the applicable provisions of our declaration of trust.

Maturity

The Series C preferred shares have no stated maturity and are not subject to any sinking fund or mandatory redemption provisions except as provided in Article VII of our declaration of trust relating to our right to purchase shares transferred in violation of the REIT ownership limitation provisions in our declaration of trust.

Voting Rights

Holders of the Series C preferred shares do not have any voting rights, except for the following:

Whenever dividends on the Series C preferred shares are in arrears for six or more quarterly periods (whether or not consecutive), sometimes referred to as a preferred dividend default, then, our board of trustees must take all requisite action in accordance with the Maryland REIT law and our declaration of trust to increase by two the number of our trustees, and the holders of Series C preferred shares and the holders of all other shares of any class or series ranking on a parity with the Series C preferred shares (voting together as a single class with all other of our parity preferred shares, including the Series A preferred shares and Series B preferred shares) will be entitled to elect a total of two additional trustees to our board of trustees to fill such newly created trusteeships at an annual meeting of shareholders or a special meeting held in place of the annual meeting or at a properly called special meeting of the holders of the Series C preferred shares and of any such parity preferred shares, and at each subsequent annual meeting of shareholders or special meeting held in place of the annual meeting, until all dividends accumulated on the Series C preferred shares for the past dividend periods have been fully paid or authorized and declared and a sum sufficient for the payment of those dividends set aside for payment. This does not limit our right to grant separate voting rights to any other series of our preferred shares.

If and when the dividend preference amount on the Series C preferred shares has been paid in full or authorized and declared and a sum sufficient for the payment of such amount set aside for payment in full, the holders of Series C preferred shares will be divested of the voting rights described in the preceding paragraph (subject to revesting in the event of each and every preferred dividend default) and, if the dividend preference amount and all dividend arrearages on all other series of parity preferred shares giving rise to such voting rights with respect to those two additional trustees have been paid in full or authorized and declared by the board of trustees and set aside for payment in full, the term of office of each additional trustee so elected will expire. Upon the expiration of the terms of the additional trustees in accordance with the immediately preceding sentence, the number of our trustees will automatically be reduced by the number of these additional trustees whose terms so expired. Any of these additional trustees may be removed at any time with or without cause by the vote of, and will not be removed otherwise than by the vote of, the holders of a majority of the outstanding Series C preferred shares when they have the voting rights set forth in the preceding paragraph and all other series of parity preferred shares (voting as a single class). So long as a preferred dividend default continues, any vacancy in the office of an additional trustee may be filled by written consent of the additional trustee remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding Series C preferred shares when they have the voting rights set forth above and all other series of parity preferred shares (voting as a single class). The additional trustees will be entitled to one vote per trustee on any matter. These provisions constitute our election not to be subject to Section 3-804(c) of the Maryland General Corporation Law to the extent that holders of Series C preferred shares and parity preferred shares of beneficial interest are entitled to elect these additional trustees to the board of trustees during a preferred dividend default.

So long as any Series C preferred shares remain outstanding, we may not, without the affirmative vote of the holders of at least two-thirds of the Series C preferred shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class):

•

authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the outstanding Series C preferred shares with respect to the payment of dividends or the distribution of assets upon liquidation or reclassify any of our authorized equity securities into any such senior equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities; or

•

amend, alter or repeal the provisions of our declaration of trust (including the articles supplementary for the Series C preferred shares), whether by merger or consolidation or otherwise, so as to materially and adversely affect any right, preference or voting power of the Series C preferred shares, which the articles supplementary refer to as an “event”; provided, however, that with respect to any such amendment, alteration or repeal of the provisions of our declaration of trust (including the articles supplementary for the Series C preferred shares) upon the occurrence of such a merger or consolidation event, so long as Series C preferred shares remain outstanding with their terms materially unchanged in any adverse respect, taking into account that, upon the occurrence of such an event, we may not be the surviving entity and such surviving entity may thereafter be the issuer of the Series C preferred shares, the occurrence of any such event is not deemed to materially and adversely affect the rights, preferences or voting powers of the Series C preferred shares; and provided further that any increase in the amount of authorized Series C preferred shares or the authorization, creation or issuance of any other class or series of our equity securities, in each case ranking on a parity with or junior to the Series C preferred shares with respect to the payment of dividends and the distribution of assets upon liquidation is not deemed to materially and adversely affect the rights, preferences or voting powers of the Series C preferred shares.

The foregoing voting provisions do not apply if, at or prior to the time when the action with respect to which such vote would otherwise be required shall be effected, all outstanding Series C preferred shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

No Conversion

The Series C preferred shares are not convertible into or exchangeable for our property or securities.

Restrictions on Ownership and Transfer

The Series C preferred shares are subject to ownership restrictions set forth in Article VII of our declaration of trust pursuant to which no person may own, directly or indirectly, more than 9.8% of the number of outstanding Series C preferred shares. These restrictions are described in the accompanying prospectus. See “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer.”

Information Rights

During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act but Series C preferred shares are outstanding, we will mail to all holders of Series C preferred shares, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC if we were subject to such reporting requirements (other than any exhibits that would have been required). We will mail the reports within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to the reporting requirements of the Exchange Act. In addition, during the same period, we will, promptly upon written request, supply copies of such reports to any prospective holder of Series C preferred shares.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

For a summary of the federal income tax consequences that a holder of our Series A preferred shares, Series B preferred shares or Series C preferred shares may consider relevant, see exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

PLAN OF DISTRIBUTION

We have entered into a sales agreement, or the sales agreement, dated as of May 21, 2012 with MLV & Co. LLC, or MLV, acting as our agent. Pursuant to the sales agreement, we may, from time to time, offer and sell up to 2,000,000 Series A preferred shares, 2,000,000 Series B preferred shares, and 2,000,000 Series C preferred shares, through MLV. Any such sales may be made in negotiated transactions or other transactions that are deemed to be “at-the-market” offerings, including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange.

Upon its acceptance of written instructions from us, MLV has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the offered preferred shares under the terms and subject to the conditions set forth in the sales agreement. We will instruct the sales agent as to the number of offered preferred shares to be sold by it. We may instruct the sales agent not to sell any offered preferred shares if the sales cannot be effected at or above the price designated by us in any instruction. We or the sales agent may suspend the offering of the offered preferred shares upon proper notice and subject to other conditions.

MLV has agreed to provide written confirmation of any sales to us promptly and in no event later than the opening of the trading day on the NYSE on the day following the trading day in which offered preferred shares were sold under the sales agreement. Each confirmation is required to include the number of shares sold on the preceding day, the net proceeds to us and the compensation payable by us to the sales agent in connection with the sales.

We will pay MLV commissions for its services in acting as agent in the sale of our offered preferred shares. The sales agent will be entitled to compensation of up to 3.00% of the gross sales price of all offered preferred shares sold through it from time to time under the sales agreement. If we sell preferred shares to the agent as principal, we will enter into a separate agreement setting forth the terms of such transaction, and, to the extent required by applicable law, we will describe this agreement in a separate prospectus supplement or pricing supplement. We estimate that the total expenses for the offering, excluding compensation payable to the sales agent under the terms of the sales agreement, will be approximately $250,000.

Settlement for sales of offered preferred shares will occur on the third trading day following the date on which any sales are made, or on any other date that is agreed upon by us and MLV in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement. Sales of the offered preferred shares as contemplated by this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means upon which we and the agent may agree.

We will report at least quarterly the number of offered preferred shares sold through the sales agent under the sales agreement, the net proceeds to us and the compensation paid by us to the sales agent in connection with the sales of offered preferred shares.

The offering of offered preferred shares pursuant to the sales agreement will terminate upon the earlier of (1) the sale of all offered preferred shares, subject to the sales agreement through the sales agent on the terms and subject to the conditions set forth in the sales agreement and (2) termination of the sales agreement. The sales agreement may be terminated by us or the sales agent, each in its sole discretion, at any time by giving notice to the other party.

MLV and its affiliates may in the future provide various investment banking and advisory services to us from time to time for which we expect that they will receive customary fees and expenses.

In connection with the sale of the offered preferred shares on our behalf, MLV may, and will with respect to sales effected in an “at the market offering,” be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the sales agent may be deemed to be underwriting commissions or discounts. We have agreed to indemnify the sales agent against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that the sales agent may be required to make because of those liabilities.

LEGAL MATTERS

The validity of the Series A preferred shares, Series B preferred shares and Series C preferred shares offered hereby will be passed upon for us by Duane Morris LLP, Baltimore, Maryland, our Maryland counsel. In addition, certain legal matters will be passed upon for us by Ledgewood, a professional corporation, Philadelphia, Pennsylvania. The description of the federal income tax consequences included in and incorporated by reference in this prospectus supplement and in the accompanying prospectus is based on the opinion of Ledgewood.

EXPERTS

The consolidated financial statements and schedules of RAIT Financial Trust as of December 31, 2011 and December 31, 2010 and for each of the three years ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

PROSPECTUS

RAIT FINANCIAL TRUST

$600,000,000

Common Shares of Beneficial Interest

Preferred Shares of Beneficial Interest

Warrants

Debt Securities

This prospectus contains a general description of the securities which we may offer for sale. We will provide the specific terms of the securities we sell in one or more supplements to this prospectus or other offering materials.

You should read this prospectus, any prospectus supplement and any other offering materials carefully before you invest.

Our common shares are listed for trading on the New York Stock Exchange under the symbol “RAS.” On September 8, 2011, the last reported sale price of our common shares on the New York Stock Exchange was $3.60 per share.

Investing in our securities involves risk. You should read the sections entitled “Risk Factors” on page 7 in this prospectus and in our filings with the Securities and Exchange Commission that are incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2010 and our subsequent Quarterly Reports on Form 10-Q for a discussion of factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September 9, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this registration process, over the three year period (or such longer period permitted under SEC rules) from the effective date of the registration statement, we may sell any combination of our common shares of beneficial interest, or common shares, preferred shares of beneficial interest, or preferred shares, warrants exercisable for other securities of ours and debt securities. The terms of these offerings will be determined at the time of sale. We refer to the common shares, preferred shares, warrants and debt securities collectively as the “securities” in this prospectus. For more information on how our securities may be sold, please read the section of the prospectus entitled “Plan of Distribution.”

The specific terms of the securities we offer and the terms of their sale will be set forth in an accompanying supplement to this prospectus or other offering materials. This prospectus describes some of the general terms that may apply to these securities. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering materials together with the additional information described in the section of the prospectus entitled “Where You Can Find More Information.” We are not making an offer of our securities in any state where the offer or solicitation is not authorized. References in this prospectus to “we”, “us” and “our” are to RAIT Financial Trust, unless the context otherwise requires inclusion of our subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These statements may be made directly in this prospectus and they may also be incorporated by reference in this prospectus from other documents filed with the SEC, and include, but are not limited to, statements about future financial and operating results and performance, statements about our plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The risk factors discussed in this prospectus, any prospectus supplement and any other offering materials and those discussed and identified in in item 1A of our most recent annual report on Form 10-K and our other public filings with the SEC, which we incorporate by reference in this prospectus, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov. Unless specifically listed under “Incorporation by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is also made to such registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Certain information about us is “incorporated by reference” to reports and exhibits we file with the SEC that are not included in this prospectus. We disclose important information to you by referring you to these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

•

Annual Report on Form 10-K for the year ended December 31, 2010 filed on February 25, 2011, which incorporates certain sections of our Definitive Proxy Statement on Schedule 14A filed on March 22, 2011.

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2011 filed on May 5, 2011 and for the quarterly period ended June 30, 2011 filed on August 5, 2011.

•	Current Reports on Form 8-K filed on January 10, 2011, January 24, 2011, January 28, 2011, March 21, 2011, March 22, 2011, May 23, 2011 and July 1, 2011.

•	The description of our common shares of beneficial interest, or common shares, contained in our Registration Statement on Form 8-A/A dated January 23, 2002.

•

The description of our 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, or Series A preferred shares, contained in our Registration Statement on Form 8-A/A dated April 12, 2004.

•

The description of our 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, or Series B preferred shares, contained in our Registration Statement on Form 8-A/A dated October 26, 2004.

•

The description of our 8.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, or Series C preferred shares, contained in our Registration Statement on Form 8-A dated June 29, 2007.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of this registration statement and on or after the date of this prospectus and prior to the termination of the offering made pursuant to this prospectus are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

RAIT Financial Trust

Attention: Andres Viroslav

Vice President and Director of Corporate Communications

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Telephone: (215) 243-9000

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. We have not authorized any person to provide information other than that provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. You should assume that the information in this prospectus, any prospectus supplement and any other offering materials we may use is accurate only as of the date on its cover page and that any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The statements that we make in this prospectus or in any document incorporated by reference in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. You can obtain copies of these documents from the SEC or from us, as described above.

OUR COMPANY

We are a vertically integrated commercial real estate company capable of originating, investing in, managing, servicing, trading and advising on commercial real estate-related assets. We offer a comprehensive set of debt financing options to the commercial real estate industry along with fixed income trading and advisory services. We also own and manage a portfolio of commercial real estate properties and manage real estate-related assets for third parties. We are a self-managed and self-advised Maryland real estate investment trust, or REIT, formed in August 1997, that commenced operations in January 1998. Our principal executive offices are located at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104 and our telephone number is (215) 243-9000. Our internet address is http://www.raitft.com. We do not incorporate by reference into this prospectus any material from our website.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement or in this prospectus, together with all the other information contained or incorporated by reference in this prospectus or in an applicable prospectus supplement. In particular, you should consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2011 and the quarterly period ended June 30, 2011, which are incorporated by reference in this prospectus and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

General

The following description of our common shares and preferred shares sets forth certain general terms and provisions of the common shares and preferred shares to which any prospectus supplement may relate. The terms of our declaration of trust and by-laws are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Under our declaration of trust, we may issue up to 200,000,000 common shares and 25,000,000 preferred shares. As of September 8, 2011, we had outstanding 38,937,828 common shares, 2,760,000 Series A preferred shares, 2,258,300 Series B preferred shares and 1,600,000 Series C preferred shares. Our board of trustees may amend our declaration of trust by a majority vote to increase or decrease the aggregate number of our authorized shares, to establish any series of our shares or to increase or decrease the number of shares in any class that we have authority to issue.

Common Shares

Subject to the preferential rights of any preferred shares outstanding, the ownership limitations described in “Restrictions on Ownership and Transfer” below, and the right of our board of trustees to establish separate classes of common shares and determine their rights and preferences, our common shares have the following characteristics:

•	each common share entitles the holder to one vote on matters voted on by common shareholders;

•	common shares do not have cumulative voting rights;

•	distributions are payable as and when authorized by our board of trustees;

•	holders of common shares generally are not liable for our debts;

•

if we are liquidated, each common share participates pro rata in our assets that remain after payment, or provision for payment, of our debts and payment of the liquidation preferences of any preferred shares; and

•	common shares do not have conversion, exchange, sinking fund, redemption, appraisal or preemptive rights.

Our declaration of trust specifies the vote required for our security holders to take certain actions. The affirmative vote of a majority of our outstanding voting shares (which includes our common shares and, to the extent set forth below, our preferred shares) is required before our board of trustees may take any action to revoke our election to be taxed as a REIT. A trustee may be removed by a two-thirds vote of our outstanding voting shares. Our declaration of trust may be amended by a majority vote of our outstanding voting shares except that provisions relating to the trustees, the ownership limitation, amendments to the declaration of trust and our dissolution and termination may only be amended by a two-thirds vote of our outstanding voting shares. Our shareholders may vote to terminate our existence by a two-thirds vote of our outstanding voting shares. A majority of all the votes entitled to be cast on the matter is required in order for us to merge into another entity, consolidate with one or more other entities into a new entity or sell, lease, exchange or otherwise transfer all or substantially all of our property.

Preferred Shares

The following description sets forth general terms and provisions of our authorized preferred shares. Any preferred shares issued under this registration statement will be issued as one or more new series of preferred shares, the rights, preferences, privileges and restrictions of which will be fixed by articles supplementary relating to each series. A prospectus supplement relating to each series will specify the terms of the preferred shares, including:

•	the maximum number of shares in the series and the designation of the series;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of beneficial interests;

•	the voting rights, if any, of the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

Our outstanding Series A preferred shares, Series B preferred shares and Series C preferred shares rank senior to common shares with respect to dividend rights, redemption rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up. No cash dividends may be paid on common shares unless full cumulative dividends due on these preferred shares have been paid (other than any payment necessary to maintain our qualification as a REIT). If we liquidate, dissolve or wind up, holders of the preferred shares have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment, before any payments are made to the holders of common shares. Holders of the preferred shares generally will have no voting rights, unless their preferred dividends are in arrears for six or more quarterly periods (whether or not consecutive). Whenever such a preferred dividend default exists, the preferred shareholders, voting as a single class, have the right to elect two additional trustees to our board of trustees. This right continues until all dividends accumulated on the preferred shares have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment. The term of office of each trustee elected by preferred shareholders expires upon cure of the preferred dividend default. As of the date of this prospectus, no dividends on these preferred shares are in arrears.

The description of preferred shares above and the description of the terms of a particular series of preferred shares above or in a prospectus supplement are not complete. You should refer to the articles supplementary with respect to a series of preferred shares for complete information concerning the terms of that series. A copy of the articles supplementary for each new series of preferred shares will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in such registration statement.

Our board of trustees may authorize the issuance of additional series of preferred shares with voting or conversion rights that could adversely affect the voting power or other rights of common shareholders. The issuance of preferred shares, which may provide flexibility in connection with possible acquisitions and other trust purposes, could have the effect of delaying or preventing a change in control, and may cause the market price of common shares to decline or impair the voting and other rights of the holders of common shares.

Restrictions on Ownership and Transfer

To qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, we must meet several requirements regarding the number of our shareholders and concentration of ownership of our shares. Our declaration of trust contains provisions that restrict the ownership and transfer of shares to assist us in complying with these Internal Revenue Code requirements. We refer to these restrictions as the “ownership limitation.”

The ownership limitation provides that, in general:

•	no person may own more than 8.3% of our outstanding common shares, and

•	no person may own more than 9.8% of any series of our outstanding preferred shares.

However, Resource America, Inc., or Resource America, which was our sponsor at the time of our formation, may own up to 15%, in number of shares or value, of our common shares. Resource America has advised us that it did not own any of our common shares as of the date of this prospectus.

Ownership of our shares is subject to attribution rules under the Internal Revenue Code which may result in a person being deemed to own shares held by other persons. Our board of trustees may waive the ownership limitation if it determines that such ownership will not jeopardize our qualification as a REIT. As a condition of such waiver, the board of trustees may require an opinion of counsel satisfactory to it or undertakings or representations from the applicant with respect to preserving our REIT qualification. We require no such waiver or opinion with respect to Resource America’s ownership rights since they arise from specific provisions of our declaration of trust.

Any person who acquires shares in violation of the ownership limitation must notify us immediately and provide us with any information we may request in order to determine the effect of the acquisition on our qualification as a REIT. The ownership limitation will not apply if the board of trustees determines that it is no longer in our best interest to qualify as a REIT. Otherwise, the ownership limitation may be changed only by an amendment to our declaration of trust by a vote of two-thirds of our outstanding voting shares.

Our declaration of trust provides that if any purported transfer of shares results in

•	any person violating the ownership limitation,

•	our being “closely held” under Section 856(h) of the Internal Revenue Code,

•	our common and preferred shares being owned by fewer than 100 persons, or

•	our owning 10% or more of a tenant of our real property,

the transfer will be of no force or effect as to the excess number of shares and the purported transferee or owner will cease to own any right or interest in the excess shares.

Shares exceeding the ownership limitation transfer automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and the prohibited transferee. The trustee must sell the excess shares to a qualified person and distribute the sales proceeds to the prohibited owner. Where a violation of the ownership limitation results from an event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will sell the excess shares to a qualified person and distribute to the prohibited owner an amount equal to the lesser of the market price of the excess shares on the date they became excess shares or the sales proceeds received by the trust for the excess shares, and can exercise all voting rights with respect to the excess shares.

In addition, we may purchase any shares held in the trust for the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust or, in the case of a gift, the market price at the time of gift; and

•	the market price on the date we agree to purchase the shares.

We may purchase the shares for 90 days following the transfer of the shares to the trust. The net sale proceeds will be paid to the prohibited transferee.

Every owner of more than 5% (or any lower percentage set by U.S. federal income tax laws) of our outstanding shares must file a completed questionnaire with us containing information regarding his or her ownership. In addition, each shareholder must, upon demand, disclose in writing any information we may request in order to determine the effect, if any, of such shareholder’s actual and constructive ownership of shares on our qualification as a REIT and to ensure compliance with the ownership limitation.

Transfer Agent

The transfer agent for our common shares is American Stock Transfer & Trust Company. We expect that American Stock Transfer & Trust Company will act as the transfer agent for any preferred shares or warrants we may offer pursuant to a supplement to this prospectus.

Possible Anti-Takeover Effect of Certain Provisions of Our Declaration of Trust and Bylaws

The provisions of our declaration of trust regarding the removal of trustees, the restrictions on ownership and transfer of shares and the provision of our bylaws requiring that we receive advance notice of any person to be nominated by a shareholder for election as a trustee for the nominee to be eligible for election could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for shareholders or that the shareholders otherwise may believe to be desirable.

No Shareholder Rights Plan

We currently do not have a shareholder rights plan.

DESCRIPTION OF WARRANTS

The following describes some of the general terms and provisions of warrants we may issue. Warrants may be issued independently or together with any other securities offered by any prospectus supplement or any other offering materials and may be attached to or separate from those securities. Warrants may be issued under warrant agreements to be entered into between us and a warrant agent or may be represented by individual warrant certificates, all as specified in the applicable prospectus supplement or any other offering materials. The warrant agent, if any, for any series of warrants will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Reference is made to each prospectus supplement or any other offering materials for the specific terms of the warrants offered thereby. These terms may include the following, as applicable:

•	the title and aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the title, amount and terms of the securities purchasable upon exercise of the warrants;

•	the title, amount and terms of the securities offered with the warrants and the number of warrants issued with each such security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the price at which the related securities may be purchased upon exercise of the warrants;

•	the exercise period for the warrants;

•	the minimum or maximum number of warrants which may be exercised at any one time;

•	any applicable anti-dilution, redemption or call provisions;

•	any applicable book-entry provisions;

•	a discussion of federal income tax considerations, if any; and

•	any other terms of the warrants.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be:

•	our direct general obligations;

•	either senior debt securities or subordinated debt securities; and

•	issued under separate indentures among us and a trustee which will be named in a prospectus supplement and a supplemental indenture.

We may issue debt securities in one or more series.

If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. Each of the open-ended indentures is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the issuer of the debt securities;

•	the co-issuers of the debt securities, if any;

•	the guarantors of the debt securities, if any;

•	whether the debt securities are senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the process to authenticate and deliver the debt securities and the application of the proceeds thereof;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•	the terms of any release, or the release and substitution of, any assets pledged as security for the payment of the debt securities;

•

whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the prices at which we will issue the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities.

We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The relevant prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

If specified in the prospectus supplement respecting a series of debt securities, the entities specified in the prospectus supplement may unconditionally guarantee to each holder and the trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series may be guaranteed by all subsidiaries other than “minor” subsidiaries as such term is interpreted in securities regulation governing financial reporting for guarantors. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

The guarantees will be general obligations of the guarantors. Guarantees of subordinated debt securities will be subordinated to the senior indebtedness of the guarantors on the same basis as the subordinated debt securities are subordinated to the senior indebtedness of the issuer. “Senior indebtedness” will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

Consolidation, Merger or Asset Sale

Each indenture will, in general, allow us to consolidate or merge with or into another domestic entity. It will also allow each issuer to sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of the issuer’s responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of the issuer’s covenants in the indenture.

However, each indenture will impose certain requirements with respect to any consolidation or merger with or into an entity, or any sale, lease, transfer or other disposition of all or substantially all of an issuer’s assets, including:

•	the remaining or acquiring entity must be organized under the laws of the United States, any state or the District of Columbia;

•	the remaining or acquiring entity must assume the issuer’s obligations under the indenture; and

•	immediately after giving effect to the transaction, no event of default may exist.

The remaining or acquiring entity will be substituted for the issuer in the indenture with the same effect as if it had been an original party to the indenture, and the issuer will be relieved from any further obligations under the indenture.

No Protection in the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the Indenture or waiver may:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any debt security;

•

reduce or waive the premium payable upon redemption or alter or waive the provisions with respect to the redemption of the debt securities (except as may be permitted in the case of a particular series of debt securities);

•	reduce the rate of or change the time for payment of interest on any debt security;

•

waive an event of default in the payment of principal of or premium, if any, or interest on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

•	except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

•	make any debt security payable in currency other than that stated in the debt securities;

•	in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under those provisions;

•

make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of or premium, if any, or interest on the debt securities;

•	waive a redemption payment with respect to any debt security (except as may be permitted in the case of a particular series of debt securities);

•

except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner that would adversely affect the rights of holders; or

•	make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to establish the form of terms of any series of debt securities;

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated notes in addition to or in place of certified notes;

•

to provide for the assumption of an issuer’s or guarantor’s obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer’s or guarantor’s assets;

•

in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of senior indebtedness of us, any co-issuer or guarantor, as applicable;

•	to add or release co-issuers pursuant to the terms of the indenture;

•	to add or release guarantors pursuant to the terms of the indenture;

•

to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not, taken as a whole, materially adversely affect the rights under the indenture of any holder of debt securities;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee;

•	to add any additional events of default; or

•	to secure the debt securities and/or the guarantees.

Events of Default and Remedies

Unless otherwise indicated in the prospectus supplement, an “event of default,” when used in an indenture, will mean any of the following with respect to the debt securities of any series:

•	failure to pay when due the principal of or any premium on any debt security of that series;

•	failure to pay, within 90 days of the due date, interest on any debt security of that series;

•	failure to pay when due any sinking fund payment with respect to any debt securities of that series;

•	failure on the part of the issuers to comply with the covenant described under “—Consolidation, Merger or Asset Sale”;

•	failure to perform any other covenant in the indenture that continues for 30 days after written notice is given to the issuers;

•	certain events of bankruptcy, insolvency or reorganization of an issuer; or

•	any other event of default provided under the terms of the debt securities of that series.

An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in the aggregate principal amount of the debt securities of that series can rescind the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

The indenture will not limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. The indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Registration of Notes

We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No Personal Liability

None of the past, present or future partners, incorporators, managers, members, trustees, directors, officers, employees, unitholders, shareholders or stockholders of any issuer or any guarantor will have any liability for the obligations of the issuers or any guarantors under the indenture or the debt securities or for any claim based on such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective with respect to violations of federal securities laws, however, and it is the view of the SEC that such a waiver is against public policy.

Payment and Transfer

The trustee will initially act as paying agent and registrar under each indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the trustee, unless the issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

The trustee and any paying agent will repay to us upon request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment as general creditors.

Exchange, Registration and Transfer

Debt securities of any series may be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service fee for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

We will not be required:

•

to issue, register the transfer of, or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or repurchase, or between a record date and the next succeeding interest payment date; or

•	to register the transfer of or exchange any debt security called for redemption or repurchase, except the unredeemed portion of any debt security we are redeeming or repurchasing in part.

Provisions Relating only to the Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness

The subordinated debt securities will rank junior in right of payment to all of the senior indebtedness of ours, any co-issuer or any guarantor to the extent disclosed in the prospectus supplement.

Payment Blockages

The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

•

we fail to pay the principal, interest, any premium or any other amounts on any senior indebtedness of ours, any co-issuer or any guarantor to the extent disclosed in the prospectus supplement within any applicable grace period or the maturity of such senior indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

•

any other default on any senior indebtedness of ours, any co-issuer or any guarantor to the extent disclosed in the prospectus supplement occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt

The subordinated indenture will not limit the amount of senior indebtedness that we, any co-issuer or any guarantor may incur, unless otherwise indicated in the prospectus supplement.

Book Entry, Delivery and Form

The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the trustee as custodian for The Depository Trust Company, New York, New York, or DTC. This means that we would not issue certificates to each holder. Instead, one or more global debt securities would be issued to DTC, which would keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant would then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

Beneficial interests in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants, ordirect participants, deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

We will wire all payments on global debt securities to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global debt securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

It is DTC’s current practice, upon receipt of any payment on global debt securities, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global debt securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and in either event a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the debt securities of a series to be represented by a global debt security.

Satisfaction and Discharge; Defeasance

Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

(a) either:

(1) all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

(2) all outstanding debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the trustee for cancellation, with respect to principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

(b) we have paid or caused to be paid all other sums payable by us under the indenture; and

(c) we have delivered an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

Governing Law

Each indenture and all of the debt securities will be governed by the laws of the State of New York.

The Trustee

We will enter into each indenture with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities.

Resignation or Removal of Trustee

If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable indenture. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions of such indenture.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

Limitations on Trustee if it is Our Creditor

Each indenture will contain certain limitations on the right of the trustee, if it becomes a creditor of an issuer or a guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Annual Trustee Report to Holders of Debt Securities

The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve as such, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

Certificates and Opinions to be Furnished to Trustee

Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST

AND BYLAWS

Board of Trustees

Our declaration of trust requires us to have no fewer than three and no more than nine trustees. A majority of our trustees must be “independent trustees.” The declaration of trust defines an independent trustee as one who, during the preceding two years, has not:

•	been an affiliate of Resource America, Brandywine Construction & Management, Inc., or Brandywine, or their affiliates,

•	been one of our or our subsidiaries’ officers, or

•	had a material business or professional relationship with us or our subsidiaries, Resource America, Brandywine or their affiliates.

The trustees may increase or decrease the number of trustees by a majority vote; however, the number of trustees may be increased above nine or decreased below three only by a vote of at least 75% of the trustees then in office, and the term of office of a trustee may not be affected by a decrease in the authorized number of trustees. Any vacancy, including one created by an increase in the number of trustees, may be filled by a majority of the remaining trustees, except that independent trustees must nominate replacements for vacancies in independent trustee positions.

Our declaration of trust provides that a trustee may be removed, with or without cause, by a vote of two-thirds of our outstanding voting shares. This provision may operate to make it impractical for shareholders to remove incumbent trustees and fill the vacancies created by such removal with their own nominees.

Business Combinations

Under Maryland law, certain “business combinations” between us and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares, an affiliate of ours who, at any time within the previous two years was the beneficial owner of 10% or more of the voting power of our shares, whom the statute terms an “interested shareholder,” or an affiliate of an interested shareholder, are prohibited for five years after the most recent date on which an “interested shareholder” became an interested shareholder. The business combinations subject to this law include principally mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities. After the five year period has elapsed, a proposed business combination must be recommended by the board of trustees and approved by the affirmative vote of at least:

•	80% of our outstanding voting shares, and

•	two-thirds of our outstanding voting shares, excluding shares held by the interested shareholder unless, among other conditions, the shareholders receive a minimum price, as defined by Maryland law, for their shares and the consideration is in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions do not apply, however, to business combinations that our board of trustees approves or exempts prior to the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

Maryland law provides that “control shares” acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of our outstanding voting shares, excluding shares owned by the acquiror or by officers or trustees who are our employees. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, and the acquiror may then vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted from the Maryland control share acquisition statute by our declaration of trust or bylaws.

Our bylaws exempt from the Maryland control share acquisition statute any and all acquisitions of our common or preferred shares by any person. The board of trustees has the right, however, to amend or eliminate this exemption at any time in the future.

Amendment of Our Declaration of Trust and Bylaws

Our declaration of trust may be amended by a majority vote of our outstanding voting shares, except that provisions relating to the trustees, the ownership limitation and restrictions on transfer, amendments to the declaration of trust and our dissolution and termination may only be amended by a vote of two-thirds of our outstanding voting shares. The board of trustees may amend the declaration of trust by a two-thirds vote, without any action by our shareholders, to allow us to qualify, or continue our qualification, as a REIT and, by a majority vote, to increase or decrease the aggregate number of our authorized shares or the number of shares in any class that we have authority to issue. Our bylaws may be amended only by the board of trustees.

Meetings of Shareholders

Our declaration of trust provides for annual shareholder meetings to elect trustees. Special shareholder meetings may be called by our chairman, chief executive officer, president or board of trustees and must be called at the written request of persons holding 50% or more of our outstanding voting shares.

Advance Notice of Nominations of Trustees and New Business

At any annual meeting of shareholders, the nomination of trustees for election and business proposed to be considered may be made only by the board of trustees or by a shareholder who has complied with the advance notice procedures set forth in our bylaws. At any special meeting of shareholders, only the business specified in the notice of meeting may be brought before the meeting.

Dissolution

Shareholders may elect to dissolve our company by a vote of two-thirds of our outstanding voting shares.

Indemnification; Limitations of Trustees’ and Officers’ Liability

Our declaration of trust limits the liability of our trustees and officers for money damages to the fullest extent permitted by Maryland law. Our declaration of trust, consistent with Maryland law, permits limiting the liability of trustees and officers except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services, or

•	active and deliberate dishonesty by the trustee or officer established by a final judgment as being material to the cause of action adjudicated.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former shareholders, trustees or officers, or any individual who, while a trustee, serves or has served, at our request, as a trustee, director, officer, partner or otherwise at another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise. The indemnification covers any claim or liability to which such person may become subject, or which such person may incur, by reason of his service in such capacity.

Maryland law permits a Maryland REIT to indemnify, and advance expenses to, its trustees, officers, employees and agents to the same extent Maryland law permits corporations to indemnify, and reimburse the expenses of, their directors, officers, employees and agents. Maryland law permits a corporation to indemnify its present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding, and

•	was committed in bad faith, or

•	was the result of active and deliberate dishonesty, or

•	the director actually received an improper personal benefit in money, property, or services, or

•	in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland REIT may not indemnify for an adverse judgment in a derivative action. Our bylaws require us, as a condition to advancing expenses, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	an undertaking to repay the amount reimbursed if the standard of conduct was not met.

We have indemnification agreements with each of our executive officers and trustees. The indemnification agreements require us to indemnify our executive officers and trustees to the fullest extent permitted by law and to advance all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the agreements, we must also indemnify and advance all expenses incurred by executive officers and trustees seeking to enforce their rights under the indemnification agreements and may cover executive officers and trustees under any trustees’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by the declaration of trust, bylaws and Maryland law, it provides greater assurance to trustees and executive officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of trustees or the shareholders to eliminate the rights it provides.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The provisions of our declaration of trust regarding the removal of trustees and the restrictions on the transfer of shares, the advance notice provisions of the bylaws and the business combination provisions of Maryland law, could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for shareholders or that they otherwise may believe to be desirable. Also, if the board of trustees rescinds the provisions of the bylaws electing not to be governed by the control share acquisition statute, that statute could have a similar effect.

Maryland law provides that Maryland statutory real estate investment trusts that have a class of equity securities registered under the Exchange Act and have at least three outside trustees can elect by resolution of the board of trustees to be subject to some corporate governance provisions that may be inconsistent with the trust’s declaration of trust and bylaws. For example, the board of trustees may, by electing to cause our company to be subject to the applicable statutory provisions and notwithstanding the trust’s declaration of trust or bylaws:

•	classify our board of trustees,

•	provide that a special meeting of shareholders will be called only at the request of shareholders entitled to cast at least a majority of the votes entitled to be cast at the meeting,

•	reserve for itself the right to fix the number of trustees,

•	provide that a trustee may be removed only by a vote of the holders of two-thirds of the shares entitled to vote, and

•

retain for itself sole authority to fill vacancies created by an increase in the size of the board or by the death, removal or resignation of a trustee and permit a trustee to serve for the balance of the unexpired term instead of until the next annual meeting of shareholders.

Our board has not elected to cause our company to be subject to any of the foregoing provisions, though our declaration of trust already contains provisions similar to some of these statutory provisions. A board of trustees may implement all or any of these provisions without amending the trust’s declaration of trust or bylaws and without shareholder approval. A Maryland statutory real estate investment trust may be prohibited by its declaration of trust or by resolution of its board of trustees from electing any of the provisions of the statute; however, we are not prohibited from implementing any or all of the provisions of the statute, except to the extent such implementation would conflict with certain voting rights of our outstanding series of preferred shares. If implemented, these provisions could discourage offers to acquire our shares and could make more difficult completion of an unsolicited takeover offer.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated are set forth below. For purposes of calculating the ratios set forth below, earnings represent net income from continuing operations before minority interests from our consolidated statements of operations, as adjusted for fixed charges; fixed charges represent interest expense from our consolidated statements of operations.

	Six months ended June 30, 2011	Year ended December 31,
		2010	2009		2008		2007		2006
		(unaudited)
Ratio of earnings to combined fixed charges	— (1)	2.2x	—	(1)	—	(1)	—	(1)	2.2x

(1)	The dollar deficiencies for the six months ended June 30, 2011 and for the years ended December 31, 2009, 2008 and 2007 were $8.4 million, $440.1 million, $617.1 million and $436.0 million respectively.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED SHARE DIVIDENDS

Our ratio of earnings to combined fixed charges and preferred share dividends for the periods indicated are set forth below. For purposes of calculating the ratios set forth below, earnings represent net income from continuing operations before minority interests from our consolidated statements of operations, as adjusted for fixed charges; fixed charges represent interest expense and preferred share dividends represent income or loss allocated to preferred shares from our consolidated statements of operations.

	Six months ended June 30, 2011		Year ended December 31,
			2010	2009		2008		2007		2006
			(unaudited)
Ratio of earnings to combined fixed charges and preferred share dividends	—	(1)	1.9x	—	(1)	—	(1)	—	(1)	1.9x

(1)	The dollar deficiencies for the six months ended June 30, 2011 and for the years ended December 31, 2009, 2008 and 2007 were $15.2 million, $453.8 million, $630.8 million and $447.8 million respectively.

USE OF PROCEEDS

Except as otherwise set forth in a supplement to this prospectus or in other offering materials we may use, we intend to use the net proceeds from the sale of our securities for general trust purposes, which may include repayment or redemption of indebtedness, redemption of preferred equity, capital expenditures and working capital. Except as otherwise set forth in a supplement to this prospectus or in other offering materials we may use, pending any of these uses, the net proceeds of a sale will be held in interest-bearing bank accounts or invested in readily marketable, interest-bearing securities.

PLAN OF DISTRIBUTION

We may distribute our securities from time to time in one or more transactions at a fixed price or prices. We may change these prices from time to time. We may also distribute our securities at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, including, in case of our equity securities, sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act to or through a market maker or directly into an existing trading market, on an exchange or otherwise, for shares.

We may sell our securities in any of the following ways:

•	through underwriters or dealers,

•	through agents who may be deemed to be underwriters as defined in the Securities Act,

•	directly to one or more purchasers, and

•	directly to holders of warrants exercisable for our securities upon the exercise of their warrants.

The prospectus supplement or any other offering materials we may use for a particular offering will set forth the distribution method, the terms of the securities we offer, the terms of the offering, purchase price, the proceeds we will receive from the offering, any delayed delivery arrangements, any underwriting arrangements, including underwriting discounts and other items constituting underwriters’ compensation, and any discounts or concessions allowed or reallowed or paid to dealers. We may have agreements with the underwriters, dealers and agents who participate in the distribution to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments which they may be required to make.

If we use underwriters in the sale, the securities we offer will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of our securities will be named in the prospectus supplement or any other offering materials relating to that offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement or in the other offering materials.

If we use dealers in an offering of our securities, we will sell the shares to the dealers as principals. The dealers may then resell the shares to the public at varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a prospectus supplement or other offering materials. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also offer our securities directly, or through agents we designate, from time to time at fixed prices, which we may change, or at varying prices determined at the time of sale. We will name any agent we use and describe the terms of the agency, including any commission payable by us to the agent, in a prospectus supplement or other offering materials. Unless otherwise indicated in the prospectus supplement or any other offering materials relating to the offering, any agent we use will act on a reasonable best efforts basis for the period of its appointment.

In certain states, our securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, our securities may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

Any common shares sold pursuant to a prospectus supplement or any other offering materials will be listed on the New York Stock Exchange or other national securities exchange. Preferred shares, warrants and debt securities may or may not be listed on a national securities exchange.

EXPERTS

The audited consolidated financial statements and schedules, and management’s assessment of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

With respect to the unaudited consolidated interim financial information for the three month periods ended March 31, 2011 and 2010 and the three and six month periods ended June 30, 2011 and 2010 incorporated by reference in this prospectus and elsewhere in the registration statement, Grant Thornton LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports thereon state that they did not audit and they did not express an opinion on that consolidated interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. In addition, Grant Thornton LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of that Act.

LEGAL OPINIONS

The legality of the securities has been passed upon for us by Duane Morris LLP, Baltimore, Maryland. In addition, certain tax and other matters have been passed upon for us by Ledgewood, a professional corporation, Philadelphia, Pennsylvania. In particular, we have received the opinion of Ledgewood to the effect that, for our taxable years ended December 31, 1998 through December 31, 2010, our organization and current and proposed method of operation have enabled us to qualify as a REIT and will continue to enable us to qualify as a REIT for our taxable year ended December 31, 2011 and in the future. Investors should be aware that the opinion of Ledgewood is based on customary assumptions and is conditioned upon factual representations made by us and our subsidiary that has also elected REIT status, Taberna Realty Finance Trust, regarding our respective organization, assets, present and future conduct of our business operations, the fair market value of our investments in taxable REIT subsidiaries and other assets, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will continue to operate in a manner that will continue to make such representations true for subsequent taxable years. In addition, Ledgewood’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Ledgewood’s opinion is not binding upon the Internal Revenue Service or any court. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Ledgewood will not review our compliance with those tests on a continuing basis. Accordingly, we cannot assure you that our actual results of operations for any particular taxable year will satisfy such requirements.

No person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized representations or information. This prospectus supplement and the accompanying prospectus are an offer to sell only the offered preferred shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus are current only as of their respective dates.

2,000,000 7.75% Series A Cumulative Redeemable Preferred Shares

2,000,000 8.375% Series B Cumulative Redeemable Preferred Shares

2,000,000 8.875% Series C Cumulative Redeemable Preferred Shares

PROSPECTUS SUPPLEMENT

May 21, 2012